AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2003
REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERIGAS PARTNERS, L.P.
AP EAGLE FINANCE CORP.
(Exact name of registrants as specified in their charters)

DELAWARE	2952	23-2787918
DELAWARE	2952	23-3077318
(States or Other Jurisdictions of Incorporation or Organization)	(Primary Standard Industrial Classification Code Numbers)	(I.R.S. Employer Identification Numbers)

AMERIGAS PARTNERS, L.P. AP EAGLE FINANCE CORP. 460 NORTH GULPH ROAD KING OF PRUSSIA, PENNSYLVANIA 19406 (610) 337-1000	BRENDAN P. BOVAIRD, ESQ. VICE PRESIDENT; GENERAL COUNSEL 460 NORTH GULPH ROAD KING OF PRUSSIA, PENNSYLVANIA 19406 (610) 337-1000
(Name, address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Linda L. Griggs, Esq.
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Ave., N.W.
Washington, D.C. 20004
(202) 739-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Series B 8 7/8% Senior Notes Due 2011	$88,015,000	100%	$88,015,000	$8,094	(1)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(p) under the Securities Act, a registration fee of $3.75 paid by the registrants in connection with its registration statement on Form S-4, File No. 333-72986, filed on November 8, 2001, is offset against the registration fee due with respect to this registration statement.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2003

PROSPECTUS

AMERIGAS PARTNERS, L.P.
AMERIGAS EAGLE FINANCE CORP.

Offer to Exchange all of the Outstanding
$88,000,000 Series C 8 7/8% Senior Notes due 2011
and $15,000 Series A 8 7/8% Senior Notes due 2011
for
$88,015,000 Series B 8 7/8% Senior Notes due 2011

We are offering to exchange all of our outstanding Series C 8 7/8% Senior Notes due 2011, which were issued in a private placement on December 3, 2002 and which we refer to as the Series C notes, for an equal aggregate amount of our registered Series B 8 7/8% Senior Notes due 2011, which have been registered with the Securities and Exchange Commission (the “Commission”) and are among the registered notes. We are also offering to exchange all of our outstanding Series A 8 7/8% Senior Notes due 2011, which were issued in a private placement on August 21, 2001 and which we refer to as the Series A notes (together with the Series C notes, the old notes), for an equal amount of the registered notes. The terms of the registered notes are identical in all material respects to the terms of the old notes, except that the registered notes will not bear legends restricting their transfer under the Securities Act of 1933, as amended (the “Securities Act”), and certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes will not apply to the registered notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2003, unless extended.

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•
Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

•
The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the Commission and no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no active trading market for the notes and we do not intend to list the registered notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Before participating in this exchange offer, consider carefully the “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2003

FORWARD-LOOKING STATEMENTS

Information included in this prospectus and the documents that we have incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” “will” or similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that actual results almost always vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we have incorporated by reference as well as the following important factors, which could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

•	adverse weather conditions resulting in reduced demand for propane;

•	price volatility and availability of propane, and the capacity to transport to market areas;

•	changes in laws and regulations, including safety, tax and accounting matters;

•	large supplier, counterparty or customer defaults;

•	competitive pressures from the same and alternative energy sources;

•	failure to acquire new customers, thereby reducing or limiting any increase in revenues;

•	liability for environmental claims;

•	customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand;

•	adverse labor relations;

•	inability to make business acquisitions on economically acceptable terms, resulting in failure to acquire new customers and thereby limiting any increase in revenues;

•
liability for personal injury and property damage arising from explosions and other catastrophic events, including acts of terrorism, resulting from operating hazards and risks incidental to transporting, storing and distributing propane, butane and ammonia, including liability in excess of insurance coverage;

•	political, regulatory and economic conditions in the United States and in foreign countries; and

•	interest rate fluctuations and other capital market conditions.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We will not update any forward-looking statement unless the securities laws require us to do so.

i

ii

PROSPECTUS SUMMARY

The following is a summary of our business and the exchange offer. The summary may not contain all of the information that may be important to you. For a more complete description about us and the exchange offer, you should read, in addition to this summary, the prospectus, the documents incorporated by reference into the prospectus and the indenture for the notes. For purposes of this prospectus and unless the context otherwise requires:

•
“AmeriGas Partners,” “we,” “us,” and “our” are sometimes used as abbreviated references to AmeriGas Partners, L.P. itself or AmeriGas Partners, L.P. and our consolidated subsidiaries, which include AP Eagle Finance Corp., the co-obligor of the notes, and our operating partnership, AmeriGas Propane, L.P. and its subsidiary AmeriGas Eagle Propane, L.P., formerly Columbia Propane, L.P.;

•
references to our “general partner” refer to AmeriGas Propane, Inc.; references to our “operating partnership” refer to AmeriGas Propane, L.P. and its subsidiary AmeriGas Eagle Propane, L.P., formerly Columbia Propane, L.P.; and

•	references to the “notes” refer to the old notes, which include the Series C notes and the Series A notes, and the registered notes.

Who We Are

We are the largest retail propane distributor in the United States, distributing more than one billion gallons of propane annually. We serve approximately 1.2 million residential, commercial, industrial, agricultural and motor fuel customers from approximately 650 district locations in 46 states. Our competitive strengths are our experienced and dedicated work force, our national distribution infrastructure and our intense focus on customer satisfaction.

We are a holding company and we conduct our business principally through our operating subsidiary, AmeriGas Propane, L.P., and its subsidiary, AmeriGas Eagle Propane, L.P.

Summary of the Terms of the Exchange Offer

We are offering to exchange $88 million aggregate principal amount of our registered notes for $88 million aggregate principal amount of our Series C notes. We are also offering to exchange $15,000 aggregate principal amount of our registered notes for $15,000 aggregate principal amount of our Series A notes. The following is a brief summary of the terms and conditions of the exchange offer. For a more complete description of the exchange offer, you should read the discussions under the heading “The Exchange Offer.”

Registered Notes
$88,015,000 aggregate principal amount of Series B 8 7/8% Senior Notes due 2011. The terms of the registered notes are substantially identical to the terms of the old notes, except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer under the Securities Act. In addition, certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes will not apply to the registered notes.

Old Notes
$88 million aggregate principal amount of Series C 8 7/8% Senior Notes due 2011, which were issued in a private placement on December 3, 2002, and $15,000 aggregate principal amount of Series A 8 7/8% Senior Notes due 2011, which were issued in a private placement on August 21, 2001.

The Exchange Offer
We are offering to exchange $1,000 principal amount of our registered notes for each $1,000 principal amount of our old notes. We are making this exchange offer with respect to the Series C notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the Series C notes in connection with the private placement of the Series C notes. We are making this exchange offer with respect to the Series A notes on a voluntary basis in order to offer the holders of such notes the opportunity to exchange those notes for registered notes.

To exchange your old notes, you must properly tender them in the exchange offer and we must accept your tender. All old notes that you validly tender and do not subsequently validly withdraw will be exchanged in the exchange offer.

We will issue the registered notes promptly after the expiration of the exchange offer.

Registration Rights Agreement
If you hold Series C notes, you are entitled under the registration rights agreement to exchange your Series C notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your Series C notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the Series C notes if such holders would not receive freely tradable registered notes in the exchange offer or are ineligible to participate in the exchange offer, provided that each such holder indicates that it wishes to have its Series C notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

Resales of the Registered Notes
Whether you hold Series C notes or Series A notes, we believe that you may resell, offer for resale, or otherwise transfer any registered notes issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you meet all of the following conditions:

(1)	you acquired the registered notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the registered notes;

(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the Registered notes; and

(4)	you are not an affiliate of ours, as the term “affiliate” is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet all of the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not and will not assume or indemnify you against that liability.

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the registered notes. We have agreed that, for a period of 180 days from the effective date of this registration statement, upon the request of a broker-dealer, we will make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale.

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on                   , 2003, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer
We will complete the exchange offer only if it will not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests
The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes that are held by direct or indirect participants in The Depository Trust Company (the “DTC”) through certificateless depositary interests are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by the DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to exchange your old note for a registered note pursuant to the exchange offer, you must transmit to Wachovia Bank,

National Association, as exchange agent, on or prior to the expiration of the exchange offer either:

•
a written or facsimile copy of a properly completed and executed letter of transmittal for your series of notes and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•
a computer-generated message transmitted by means of the DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your series of notes.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•
a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at the DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

Letters of transmittal for the Series C notes and for the Series A notes accompany this prospectus. By executing the appropriate letter of transmittal or delivering a computer-generated message through the DTC’s Automated Tender Offer Program system, you will represent to us, among other things, that:

•	you are acquiring the registered notes in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

•	you are not our affiliate.

Procedures for Tendering Certificated Notes
No certificated notes are issued and outstanding as of the date of this prospectus. If you are a holder of book-entry interests in old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in principal amounts equal to your book-entry interests. See “Description of the Registered Notes—Form of Registered Notes.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering Certificated Old Notes.”

Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your series of notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures
If you wish to tender your old notes and you cannot get the required documents to the exchange agent on time, you may tender your old notes in accordance with the guaranteed delivery procedures for your series of old notes set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes
Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal
You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	Wachovia Bank, National Association is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate or properly tender your old notes in the exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to the restrictions on transfer that are described in the legend on the old notes;

•	if you hold Series C notes, you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•	if you hold Series A notes, you will not be able to require us to register your old notes under the Securities Act;

•
you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Federal Income Tax Consequences
Your exchange of old notes for registered notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Summary of the Terms of the Registered Notes

Co-Issuers	AmeriGas Partners, L.P. and AP Eagle Finance Corp.

Registered Notes
$88,015,000 principal amount of Series B 8 7/8% Senior Notes due 2011, which have been registered under the Securities Act. The forms and terms of the registered notes are substantially the same as the form and terms of the old notes except, generally, that the registered notes have been registered under the Securities Act and do not bear legends restricting their transfer. The registered notes will evidence the same indebtedness as the old notes. The registered notes are being offered under an indenture pursuant to which we have previously issued $328 million aggregate principal amount of 8 7/8% Senior Notes due 2011, including the old notes. The registered notes, any old notes remaining after the completion of the exchange offer and the notes previously issued under the indenture will be treated as a single class under the indenture.

Interest Rate and Payment Dates
Interest on the registered notes will accrue at the rate of 8 7/8% per annum and be paid, until maturity, semi-annually in arrears on each May 20 and November 20 to holders of record on each of the immediately preceding May 5 and November 5. The first interest payment on the registered notes will be made on May 20, 2003.

Maturity Date	The notes will mature on May 20, 2011.

Optional Redemption	We may, at our option, redeem the notes in whole or in part from time to time at the redemption prices determined as described in “Description of the Registered Notes—Optional Redemption.”

Repurchase Right—Change of Control
Upon a change of control as described in “Description of the Registered Notes—Offers to Purchase; Repurchase at the Option of the Noteholders—Change of Control Offer,” you will have the right to require us to repurchase some or all of your notes at 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of purchase. We cannot assure you that upon a change of control we will have sufficient funds to repurchase your notes.

Repurchase Right—Asset Sales
In the event of certain asset sales by us, we may be required to make an offer to repurchase a portion of the notes under certain circumstances. For more details, see “Description of the Registered Notes—Offers to Purchase; Repurchase at the Option of the Noteholders—Asset Sales.”

Ranking
Our obligations with respect to the registered notes and those of AP Eagle Finance Corp. will be joint and several. The old notes are, and the registered notes will be, unsecured and effectively subordinated to the indebtedness of our operating partnership. As of September 30, 2002, we and our operating partnership, on a consolidated basis, had total indebtedness of approximately $955.8 million, consisting of $945.8 million of long-term debt (including current maturities of $60.4 million) and $10 million under a revolving credit facility, and partners’ capital of $228.4 million. Holders of our operating partnership’s indebtedness of $569.5 million as of September 30, 2002 will have superior rights to those of the noteholders. Our senior notes outstanding as of the date of this prospectus, consisting of an aggregate principal amount of $328 million of 8 7/8% Senior Notes due 2011 (which includes the old notes) and $60 million of 10% Senior Notes due 2006, or an aggregate principal amount of $388 million, will rank equally with the registered notes that we issue in exchange for the old notes. The registered notes will be non-recourse to our general partner.

Basic Covenants
We will issue the registered notes under the 8 7/8% Senior Notes Due 2011 Indenture dated August 21, 2001 with Wachovia Bank, National Association, successor to First Union National Bank, as trustee, as supplemented by a Supplemental Indenture dated December 3, 2002 between us and the trustee. The indenture, as supplemented, includes several covenants, which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur other indebtedness;

•	make certain restricted payments or investments;

•	incur liens;

•	enter into transactions with affiliates;

•	pay dividends or make other restricted payments affecting our subsidiaries;

•	enter into sale and leaseback transactions;

•	merge with or into other companies or sell all or substantially all of our properties or assets; and

•	engage in other lines of business.

For more details, see the section in the prospectus entitled “Description of the Registered Notes” under the headings “Covenants,” “Merger, Consolidation or Sale of Assets,” and “Line of Business” and also read the indenture.

Registration Rights; Liquidated Damages
In connection with the private placement of the Series C notes, and pursuant to the registration rights agreement, we agreed to file and use our reasonable best efforts to have a registration statement declared effective permitting us to offer to exchange the Series C notes for the registered notes. This exchange offer is intended to satisfy that obligation. We have also agreed to provide a shelf registration statement to cover the resale of the Series C notes under certain limited circumstances. If we fail to satisfy these obligations within the time periods specified in the registration rights agreement, we have agreed to pay liquidated damages to the holders of the Series C notes under certain circumstances.

The registration rights agreement does not provide any rights to holders of the Series A notes. We are making this exchange offer with respect to the Series A notes on a voluntary basis.

Market for the Registered Notes
There is no active trading market for the registered notes and we do not intend to list the registered notes on any securities exchange or to seek approval for quotations through any automated quotation system. An active and liquid trading market for the notes may not develop.

Form of Notes
The registered notes will be represented by one or more global securities deposited with Wachovia Bank, National Association for the benefit of the DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading “Description of the Registered Notes—Form of Registered Notes” occurs. Instead, beneficial interests in the registered notes will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by the DTC with respect to its participants.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth certain selected historical financial and other data of AmeriGas Partners as of and for the fiscal years ended September 30, 1998, 1999, 2000, 2001 and 2002.

The selected historical financial data of AmeriGas Partners as of and for the fiscal years ended September 30, 1998, 1999, 2000, 2001 and 2002 are derived from the audited consolidated financial statements of AmeriGas Partners.

The selected historical financial and other data of AmeriGas Partners should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Notice Regarding Arthur Andersen LLP” and our consolidated financial statements and notes related thereto, included in, or incorporated by reference into, this prospectus.

	Year Ended September 30,
	1998		1999		2000		2001		2002
	(Thousands of Dollars, Except Ratios and Per Unit Data)
INCOME STATEMENT DATA:
Revenues	$914,378		$872,535		$1,120,056		$1,418,364		$1,307,880
Operating income	$87,918		$92,646		$90,207		$133,790		$144,540
Income before accounting changes	$21,402		$25,635		$15,196		$53,015		$55,366
Cumulative effect of accounting changes (a)	—		—		—		12,494		—

Net income (b) (c)	$21,402		$25,635		$15,196		$65,509		$55,366

Limited partners’ interest in net income	$21,188		$25,379		$15,044		$64,854		$54,812
Income per limited partner unit—basic and diluted:
Income before accounting changes	$0.51		$0.61		$0.36		$1.18		$1.12
Cumulative effect of accounting changes	—		—		—		0.28		—

Net income (b) (c)	$0.51		$0.61		$0.36		$1.46		$1.12

Ratio of earnings to fixed charges (d)	1.3	x	1.3	x	1.2	x	1.6	x	1.6	x
Average limited partner units outstanding—basic (thousands)	41,886		41,918		41,969		44,453		48,909
Average limited partner units outstanding—diluted (thousands)	41,886		41,918		41,969		44,453		48,932

	September 30,
	1998	1999	2000	2001	2002
	(Thousands of Dollars)
BALANCE SHEET DATA:
Current assets	$133,346	$140,569	$188,845	$230,260	$231,270
Total assets	1,217,216	1,196,461	1,258,220	1,496,422	1,472,618
Current liabilities (excluding debt)	144,229	148,513	172,501	238,512	237,426
Total debt	718,994	766,725	887,234	1,005,904	955,784
Minority interests	4,049	3,380	2,587	5,641	6,232
Partners’ capital	299,875	234,041	155,971	203,505	228,366

	Year Ended September 30,
	1998	1999	2000	2001	2002
	(Thousands of Dollars, Except as Specified)
OTHER DATA:
Capital expenditures (including capital leases)	$31,577	$34,577	$30,427	$39,204	$53,472
Total propane margin	$423,914	$431,077	$436,062	$524,768	$606,962
Total margin (e)	$470,618	$481,767	$491,775	$582,389	$675,810
Retail propane gallons sold (millions)	785.3	783.2	771.2	820.8	932.8
Degree days—% colder (warmer) than normal (f)	(8.7)	(9.9)	(13.7)	2.6	(10.0)

(a)
Includes cumulative effect of accounting changes associated with the Partnership’s changes in accounting for tank fee revenue and tank installation costs and the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(b)
Pro forma net income and net income per limited partner unit after applying retroactively the changes in accounting for tank installation costs and tank fee revenue are as follows: 1998—$19,646 and $0.46; 1999—$26,091 and $0.62; 2000—$14,989 and $0.35, respectively.

(c)
SFAS No. 142, “Goodwill and Other Intangible Assets,” was adopted effective October 1, 2001. Net income and net income per limited partner unit adjusted to reflect the impact of SFAS No. 142 as if it had been adopted at the beginning of the periods presented are as follows: 1998—$44,884 and $1.06; 1999—$48,336 and $1.14; 2000—$38,313 and $0.90; 2001—$89,079 and $1.98, respectively.

(d)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes, minority interest and income (loss) from equity investees, plus distributed income of equity investees plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases representing interest.

(e)	Revenues less cost of sales.
(f)
Deviation from average heating degree days during the 30-year period from 1961 – 1990, based upon national weather statistics provided by the National Oceanic and Atmospheric Administration for 335 airports in the continental United States.

RISK FACTORS

An investment in both the old notes and the registered notes involves a high degree of risk.

Risks Related to the Notes

We are a holding company and have no material operations or assets. Accordingly, noteholders will be paid only if we receive distributions from our operating partnership after it meets its own financial obligations.

We are a holding company for our subsidiaries, with no material operations and only limited assets. Our co-obligor, AP Eagle Finance Corp., is our wholly-owned finance subsidiary that conducts no business and has nominal assets. We are dependent on cash distributions from our operating partnership, AmeriGas Propane, L.P., and its subsidiary, AmeriGas Eagle Propane, L.P., to service our debt obligations. Our obligations under the notes is non-recourse to our general partner and our operating partnership. Therefore, if we should fail to pay the interest or principal on the notes or breach any of our other obligations under the notes or the indenture, you will not be able to obtain any such payments or obtain any other remedy from our general partner, the operating partnership, or any of their affiliates, which will not be liable for any of our obligations under the indenture or the notes.

Noteholders will not receive payments required by the notes unless our operating partnership is able to make distributions to us after it first satisfies its obligations under the terms of its own borrowing arrangements, and reserves any necessary amounts to meet its own financial obligations. Our operating partnership is required to distribute all of its available cash each quarter, less the amount of cash reserves that AmeriGas Propane, Inc., our operating partnership’s general partner and our general partner, determines is necessary or appropriate in its reasonable discretion to provide for the proper conduct of our operating partnership’s business, to provide funds for distributions to us by our operating partnership to enable us to make timely distributions to our limited partners and the general partner over the next four quarters or to comply with applicable law or any of our operating partnership’s debt or other agreements.

The agreements governing the operating partnership’s first mortgage notes (the terms of which are briefly summarized below under “Description of Other Indebtedness—First Mortgage Notes”) and bank credit facilities (the terms of which are briefly summarized below under “Description of Other Indebtedness—Bank Credit Facilities”) require the operating partnership to include in its cash reserves amounts for future required payments. This limits the amount of available cash the operating partnership may distribute to us each quarter.

In addition, the agreements governing the first mortgage notes and bank credit facilities only permit quarterly distributions by the operating partnership to us if no default exists under those agreements. Those agreements each contain various negative and affirmative covenants applicable to the operating partnership. In addition, the agreements require the operating partnership to maintain specified financial ratios. If the operating partnership violates any of these covenants or requirements, a default may result and distributions to us would be limited. These covenants limit the operating partnership’s ability to:

•	incur other indebtedness;

•	engage in transactions with affiliates;

•	incur liens;

•	make certain restricted payments;

•	enter into certain business combinations and asset sale transactions;

•	engage in new lines of business; and

•	make investments.

Noteholders may not receive payments under the notes because we are required to distribute all of our available cash and we are not required to accumulate cash for the purpose of meeting our future obligations to noteholders.

Subject to the limitations on restricted payments contained in the indenture governing the notes and the indenture governing our 10% senior notes (the terms of which are briefly summarized below under “Description of Other Indebtedness—10% Senior Notes”), our partnership agreement requires us to distribute all of our available cash each quarter to our limited partners and our general partner. As a result of these distribution requirements, we may not accumulate significant amounts of cash. Therefore, if our operating partnership cannot make distributions, we may not have enough cash available to make payments on the notes.

The notes are structurally subordinated to all indebtedness of our operating partnership and its subsidiaries.

The notes are structurally subordinated to all existing and future claims of creditors of our operating partnership and its subsidiaries. This is because these creditors will have priority as to the assets of our operating partnership and its subsidiaries over our claims and, thereby indirectly, the claims of the holders of the notes. Thus, the notes are effectively subordinated to the claims of the lenders under the bank credit facilities, the holders of the first mortgage notes, trade creditors and all possible future creditors of any of our subsidiaries.

Our substantial debt could impair our financial condition and our ability to fulfill our debt obligations.

We have substantial indebtedness. As of September 30, 2002, we and our operating partnership on a consolidated basis had total indebtedness of approximately $955.8 million, consisting of $945.8 million of long-term debt (including current maturities of $60.4 million) and $10 million under a revolving credit facility and partners’ capital of $228.4 million.

Holders of our operating partnership’s indebtedness of $569.5 million as of September 30, 2002 will have superior rights to those of the noteholders. Our senior notes outstanding as of the date of this prospectus, consisting of an aggregate principal amount of $328 million of 8 7/8% Senior Notes due 2011 (which includes the old notes) and $60 million of 10% Senior Notes due 2006, or an aggregate principal amount of $388 million, will rank equally with the registered notes that we issue in exchange for the old notes. As of September 30, 2002, we had $143.6 million available under our operating partnership’s bank credit facilities. Subject to the restrictions in the bank credit facilities, the first mortgage notes, the indenture governing the notes and the indenture governing our 10% senior notes, our operating partnership may incur significant additional indebtedness, which may be secured and will be structurally senior to the notes.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for our operating partnership to distribute cash for us to satisfy our obligations with respect to the notes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Restrictive covenants in the agreements governing our indebtedness and the indebtedness of our operating partnership may reduce our operating flexibility.

The indenture governing the notes, the indenture governing our existing 10% senior notes and the agreements governing the bank credit facilities and the existing first mortgage notes contain various covenants that limit our ability to:

•	incur other indebtedness;

•	engage in transactions with affiliates;

•	incur liens;

•	make certain restricted payments;

•	enter into certain business combinations and asset sale transactions;

•	engage in new lines of business; and

•	make investments.

These restrictions could limit our ability and the ability of our operating partnership to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations, or otherwise take advantage of business opportunities that may arise.

The bank credit facilities and the first mortgage notes also require the operating partnership to maintain specified financial ratios and satisfy other financial conditions. The ability of the operating partnership to meet those financial ratios and conditions can be affected by events beyond its control, such as weather conditions and general economic conditions. Accordingly, the operating partnership may be unable to meet those financial ratios and conditions. Our breach of any of these covenants or the operating partnership’s failure to meet any of those financial ratios or conditions could result in a default under the terms of the relevant indebtedness, which could cause such indebtedness, and by reason of cross-default provisions, the notes, to become immediately due and payable. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the bank credit facilities or the first mortgage notes so accelerate the repayment of borrowings, we may not have sufficient assets to repay our indebtedness, including the notes.

You may not know whether we are obligated to purchase the notes upon a change of control because of the ambiguity as to the meaning of a sale of all or substantially all of our assets.

The indenture for the notes provides that you may require us to purchase your notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, upon the occurrence of any “change of control” event specified in the indenture and summarized in this prospectus under “Description of the Registered Notes.” The events that trigger a change of control include a sale of all or substantially all of our assets. The meaning of “all or substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture. This ambiguity as to when a sale of all or substantially all of our assets has occurred may make it difficult for holders of the notes to determine whether we have properly identified a change of control.

We are not likely to be able to purchase the notes upon a change of control.

We are not likely to be able to purchase the notes upon a change of control as defined in the indenture because the holders of the 10% and 8 7/8% senior notes in an aggregate principal amount of $388 million and of our operating partnership’s first mortgage notes in an aggregate principal amount of $540 million will have a purchase right upon the change of control. In addition, we may be unable to purchase the notes because the agreements governing the first mortgage notes restrict our ability to redeem or repurchase the notes out of distributions from our operating partnership, the agreements governing the first mortgage notes and the bank credit facilities limit our operating partnership’s ability to make distributions to the partnership and we are not likely to have sufficient immediate financial resources for the repurchase.

A change of control under the indenture will result in an event of default permitting the acceleration of the debt under the indenture if we fail to purchase notes upon the demand of the holders. In addition, if we fail to purchase notes upon the demand of holders, such failure will result in an event of default permitting the acceleration of the debt under the agreements governing the first mortgage notes and the agreement governing the bank credit facilities, provided that the amount in default exceeds $7.5 million. We and our operating partnership would be unable to repay simultaneously all of our indebtedness upon the acceleration of our debt.

In addition, a change of control under the indenture will result in an event of default under the agreement governing the bank credit facilities if the change of control results in UGI Corporation not owning directly or indirectly 100% of the general partnership interests in the operating partnership and at least a 30% ownership interest in the operating partnership. A change of control under the indenture will result in an event of default under the agreements for the first mortgage notes if the change of control results in our general partner not owning directly or indirectly at least 30% of our partnership interests and the partnership interests of our operating partnership or ceasing to be a wholly-owned subsidiary of UGI Corporation, our sole general partner or the sole general partner of our operating partnership. Such events of default under the bank credit facilities and the agreements governing the first mortgage notes would permit the banks and the holders of the first mortgage notes to accelerate repayment of the indebtedness owed to them. An acceleration of the indebtedness under the bank credit facilities or the first mortgage note agreements would result in an event of default under our indenture, entitling the holders of the notes to declare the notes due and payable as long as the aggregate amount of such indebtedness is $10 million or more. We and our operating partnership would be unable to repay simultaneously all of our indebtedness upon the acceleration of our debt.

You will not have any purchase rights when a transaction takes place that does not meet the definition of a change of control under the indenture because the transaction involves UGI Corporation, any of its subsidiaries, or any entity in which UGI Corporation or any of its subsidiaries beneficially owns at least 51% of the entity’s voting stock. In addition, you will not have any purchase rights when a transaction takes place that is not a change of control under the indenture, including an acquisition, refinancing or other recapitalization, notwithstanding the fact that the transaction increases the amount of our indebtedness outstanding or otherwise affects our capital structure or credit ratings or adversely affects the holders of the notes in some other way.

Risks Associated with the Exchange Offer

There is no active trading market for the notes.

The old notes are not listed, and we do not intend to list the registered notes, on any securities exchange or to seek approval for quotations through any automated quotation system. While $240 million aggregate principal amount of registered 8 7/8% senior notes are outstanding as of the date of this prospectus, we do not anticipate that an active and liquid trading market for the notes will develop as a result of the exchange of $88,015,000 aggregate principal amount of registered notes for the old notes. For that reason we cannot assure you that:

•	a liquid market for the notes will develop;

•	you will be able to sell your notes;

•	you will receive any specific price upon any sale of the notes.

If a public market for the notes does develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

You may have difficulty selling the old notes that you do not exchange in this exchange offer.

If you do not participate or properly tender your old notes in this exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	if you hold Series C notes, you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•	If you hold Series A notes, you will not be able to require us to register your old notes under the Securities Act;

•
you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

If you intend to participate in the exchange offer, but do not comply with the procedures for tendering your old notes in the exchange offer, you will not receive registered notes in the exchange offer.

To participate in the exchange offer, you must properly complete and timely deliver to the exchange agent the letter of transmittal for your series of notes. Do not deliver your letter of transmittal or old notes to us. If the exchange agent does not receive your letter of transmittal and other required documents before the expiration date, you will not be able to participate in the exchange offer. To ensure timely delivery to the exchange agent, we recommend that you use a national overnight delivery service. In any case, allow sufficient time for delivery of the required documents to the exchange agent.

Risk Associated with the Propane Distribution Businesses Acquired from Columbia Energy Group

We may be adversely affected by restrictions on our operations and indemnity obligations.

On August 21, 2001, we acquired the propane distribution businesses of Columbia Energy Group, which were conducted through Columbia Propane Corporation (now known as AmeriGas Eagle Propane, Inc.) and its 99% owned subsidiary, Columbia Propane, L.P. (now known as AmeriGas Eagle Propane, L.P.). We now own AmeriGas Eagle Propane, Inc. and substantially all of AmeriGas Eagle Propane, L.P. As part of our acquisition of the propane distribution businesses of Columbia Energy Group, AmeriGas Propane, L.P. became the payee under a $138 million intercompany note of AmeriGas Eagle Propane, L.P. In connection with that intercompany note and the purchase agreement (the “1999 purchase agreement”) under which the predecessor of AmeriGas Eagle Propane, Inc. acquired a propane distribution business from an affiliate of Triarc Companies, Inc. (“Triarc”), we have become subject to restrictions on our ability to operate AmeriGas Eagle Propane, L.P. These restrictions, which effectively continue until July 2009, limit our ability to, among other things:

•	prepay, defease, purchase or otherwise retire the intercompany note unless it is replaced by equivalent debt with no greater amortization;

•	modify the intercompany note so as to eliminate or limit the recourse liability of Triarc;

•	convert AmeriGas Eagle Propane, L.P. into a corporation for federal income tax purposes, including by way of any merger or consolidation;

•	allow any third party to assume, guarantee, indemnify against or otherwise incur any liability relating to the intercompany note; or

•	take or fail to take any action that would reduce the share of the intercompany note allocated to Triarc for federal income tax purposes.

Without becoming obligated to indemnify Triarc for any resulting tax losses, we may not:

•	make any material change in certain federal income tax positions, methods, principles or elections of AmeriGas Eagle Propane, L.P.;

•	sell or dispose of certain assets of AmeriGas Eagle Propane, L.P. if doing so would result in a gain of more than $5 million per year on a cumulative basis to be allocated to Triarc; or

•	increase the carrying value of certain assets of AmeriGas Eagle Propane, L.P. for income tax purposes.

AmeriGas Eagle Propane, L.P. and certain of its affiliates are obligated to indemnify Triarc and its affiliates for tax or other cash losses they may incur as a result of the breach of the foregoing restrictions and any other actions in violation of the 1999 purchase agreement that cause Triarc to recognize a taxable gain or result in other losses for Triarc. These include breaches that Triarc may claim result from our acquisition of the propane distribution businesses of Columbia Energy Group and related transactions. Under the agreement for our acquisition of the propane distribution businesses of Columbia Energy Group, we agreed to apportion between us and Columbia Energy Group any losses under the Triarc indemnity. In addition, AmeriGas Propane, L.P. agreed with AmeriGas Eagle Propane, Inc. to take all actions necessary to ensure that AmeriGas Eagle Propane, Inc. will have sufficient available funds to satisfy all of its obligations and liabilities to Triarc under the indemnification provisions of the 1999 purchase agreement.

Risks Inherent in our Business

Decreases in the demand for propane because of warmer weather adversely affect our results of operations.

Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many of our customers rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the five-month peak heating season of November through March and is directly affected by the severity of the winter weather. Approximately 55% to 60% of our annual retail propane volumes are sold during these months. During the fiscal year ended September 30, 2002, and in years prior to fiscal 2001, warmer-than-normal weather in our service territories reduced demand for propane and other energy sources for heating purposes below normal levels, which had an adverse effect on our operating results. There can be no assurance that normal winter weather in our service territories will occur in the future.

Our ability to increase revenues is adversely affected by the maturity of, and competition within, the retail propane industry.

The retail propane industry is mature, with only modest growth in total demand for the product foreseen. Given this limited growth, we expect that year-to-year industry volumes will be principally affected by weather patterns. Therefore, our ability to grow within the industry is dependent on our ability to acquire other retail distributors and to achieve internal growth, which includes expansion of the PPX® program (through which consumers can exchange an empty propane grill cylinder for a filled one) and the national accounts program (through which we encourage large, multi-location propane users to enter into a supply agreement with us rather than with many small suppliers), as well as the success of our sales and marketing programs designed to attract and retain customers. Any failure to retain and grow our customer base would have an adverse effect on our results.

The domestic propane retail distribution business is highly competitive. We compete in this business with other large propane marketers, including other full-service marketers, and thousands of small independent operators. In recent years, some rural electric cooperatives and fuel oil distributors have expanded their businesses to include propane distribution and we compete with them as well. The ability to compete effectively depends on providing customer service, maintaining competitive retail prices and controlling operating expenses.

Our operations may be adversely affected by competition from other energy sources.

Propane competes with other sources of energy, some of which are less costly for equivalent energy value. We compete for customers against suppliers of electricity, fuel oil and natural gas. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity for space heating, water heating and cooking.

Fuel oil is also a major competitor of propane and is generally less expensive than propane. Furnaces and appliances that burn propane will not operate on fuel oil and vice versa, however, so a conversion from one fuel to the other requires the installation of new equipment. Our customers generally have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist, because natural gas is generally a less expensive source of energy than propane. The gradual expansion of the nation’s natural gas distribution systems has resulted in the availability of natural gas in some areas that previously depended upon propane. In addition, we cannot predict the effect that the development of alternative energy sources might have on our operations.

Our profitability is subject to pricing and inventory risk.

The retail propane business is a “margin-based” business in which gross profits are dependent upon the excess of the sales price over the propane supply costs. Propane is a commodity, and, as such, its unit price is subject to volatile fluctuations in response to changes in supply or other market conditions. We have no control over these market conditions. Consequently, the unit price of the propane that we and other marketers purchase can change rapidly over a short period of time. Most of our product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. Because our profitability is sensitive to changes in wholesale propane supply costs, it will be adversely affected if we cannot pass on increases in the cost of propane to our customers. Due to competitive pricing in the industry, we may not be able to pass on product cost increases to our customers when product costs rise rapidly, or when our competitors do not raise their product prices. In addition, high product prices may lead to customer conservation, resulting in reduced demand.

We are dependent on our principal suppliers, which increases the risks from an interruption in supply and transportation.

During the year ended September 30, 2002, approximately 80% of the volume purchased under those agreements was from 10 suppliers. If supplies from these sources were interrupted, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, margins could be affected. Additionally, in certain market areas some of our suppliers provide 70% to 80% of our propane requirements. Disruptions in supply in these areas could also have an adverse impact on our margins.

We are subject to operating and litigation risks that may not be covered by insurance.

Our operations are subject to all of the operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing combustible liquids such as propane for use by consumers. As a result, we are sometimes a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. There can be no assurance, however, that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices.

Our ability to grow will be adversely affected if we are not successful in making acquisitions and our profitability may be adversely affected by the terms of our indebtedness.

We have historically expanded our propane business through acquisitions and internal growth. We regularly consider and evaluate opportunities for growth through the acquisition of local, regional and national propane distributors. We may choose to finance future acquisitions with debt, equity, cash or a combination of the three. There is significant competition for acquisitions among publicly traded master limited partnerships engaged in the propane distribution business. Although we believe that there are numerous potential acquisition candidates in the industry, some of which represent material acquisition opportunities, there can be no assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions or that any additional debt incurred to finance an acquisition will not affect our ability to make payments on the notes. In addition, our bank credit facilities and our first mortgage notes impose restrictions on our ability to make acquisitions through AmeriGas Eagle Propane, L.P., causing an inability to grow in certain geographic areas.

If energy conservation and efficiency and technology trends decrease demand for propane, our revenue will decrease.

Retail customers primarily use propane for home heating, water heating and cooking purposes. If future energy conservation and efficiency measures or advances in heating, conservation or other devices decrease demand for propane, our revenue will decrease.

Our net income will decrease if we are required to incur additional costs to comply with additional governmental safety, health, transportation and environmental regulation and associated costs.

We are subject to various federal, state and local safety, health, transportation and environmental laws and regulations governing the storage, distribution and transportation of propane. We have implemented safety and environmental programs and policies designed to avoid potential liability and costs under applicable laws. It is possible, however, that we will incur increased costs as a result of complying with new safety, health, transportation and environmental regulations and that such costs will reduce our net income. It is also possible that material environmental liabilities will be incurred, including those relating to claims for damages to property and persons.

Current economic and political conditions may harm our business.

Deteriorating regional and global economic conditions and the effects of ongoing military actions against terrorists may cause significant disruptions to commerce throughout the world. To the extent that such conditions and disruptions result in delays or cancellations of customer orders, impair our ability to effectively market or acquire propane, or cause or prolong an economic recession, we would have lower revenues, and, therefore, lower net income. In addition, our ability to raise capital for acquisitions, capital expenditures and ongoing operations is dependent upon ready access to capital markets. During times of adverse economic and political conditions, investor confidence in and accessibility to capital markets could decrease. If capital markets are not available to us over an extended period of time, we could be unable to make acquisitions, refinance debt, invest in capital expenditures and fund operations, which could adversely affect our ability to compete within our industry, raise funds to meet our obligations and generate net income.

Risk Associated with Arthur Andersen LLP

Arthur Andersen LLP audited our consolidated financial statements for the two years in the period ended September 30, 2001, which are incorporated by reference herein. Arthur Andersen LLP has not consented to the incorporation by reference of their report on our financial statements in this prospectus, and we have relied on Rule 437a under the Securities Act in filing this registration statement without such consent. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen LLP’s work for Enron Corp. On September 15, 2002, a federal judge upheld this conviction. Arthur Andersen LLP ceased its audit practice before the Commission on August 31, 2002. Effective May 21, 2002, we terminated the engagement of Arthur Andersen LLP as our independent accountants and engaged PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ending September 30, 2002. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus and because of the circumstances affecting Arthur Andersen LLP, as a practical matter, it may not be able to satisfy any claims arising from the provision of auditing services to us, including claims you may have that are available to security holders under federal and state securities laws.

USE OF PROCEEDS

We will not receive any cash proceeds upon completion of the exchange offer.

THE EXCHANGE OFFER

Purpose and Effect

We issued the Series C notes in a private placement on December 3, 2002. We issued the Series A notes in a private placement on August 21, 2001. The old notes were, and the registered notes will be, issued under the 8 7/8% Senior Notes Due 2011 Indenture dated August 21, 2001 with Wachovia Bank, National Association, successor to First Union National Bank, as trustee, as supplemented by a Supplemental Indenture dated December 3, 2002 between us and the trustee. In connection with the private placement of the Series C notes, we entered into a registration rights agreement, which requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer with respect to the Series C notes and, upon the effectiveness of the registration statement, offer holders of the Series C notes the opportunity to exchange their Series C notes for a like principal amount of registered notes. Holders of Series A notes have no rights under the registration rights agreement. We are voluntarily making this exchange offer with respect to the Series A notes in order to offer the holders of such notes the opportunity to exchange those notes for registered notes. The registered notes will be issued without a restrictive legend and, except as set forth below, you may reoffer and resell them without registration under the Securities Act. After we complete the exchange offer, our obligation to register the exchange of registered notes for Series C notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may reoffer, resell or otherwise transfer the registered notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in order to reoffer, resell or otherwise transfer your registered notes. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See “Plan of Distribution.”

If you hold Series C notes and you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal for the Series C notes and providing certain additional necessary information, to have your old notes registered on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of three years following the date of original issuance of the old notes or such shorter period that will terminate when all of the Series C notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your Series C notes under the Securities Act. See “—Procedures for Tendering” below.

If you hold Series A notes and you will not receive freely tradable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you will not be able to require us to register your old notes under the Securities Act.

Consequences of Failure to Exchange

If you do not participate or properly tender your old notes in this exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•
if you hold Series C notes, you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

•	if you hold Series A notes, you will not be able to require us to register your old notes under the Securities Act;

•
you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of the registered notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in integral multiples of $1,000 in principal amount.

The forms and terms of the registered notes are substantially the same as the forms and terms of the old notes, except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture that governs the old notes. All of the notes issued under the indenture, which will include the registered notes, any remaining old notes and the $240 million aggregate principal amount of 8 7/8% senior notes that are outstanding as of the date of this prospectus, will be deemed to be one class of notes under the indenture.

As of the date of this prospectus, $88,015,000 million in aggregate principal amount of the old notes are outstanding. This prospectus, together with the letters of transmittal for the Series C and Series A notes, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under Delaware law or the indenture.

We will be deemed to have accepted validly tendered old notes if and when we have given oral or written notice of our acceptance to the Wachovia Bank, National Association, the exchange agent for the exchange offer.

The exchange agent will act as our agent for the purpose of receiving from us the registered notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus, or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

You will not be required to pay brokerage commissions or fees or, except as set forth below under  “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2003, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion,

•
to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by the DTC with respect to its participants.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange for registered notes, you must transmit to the exchange agent on or prior to the expiration date for the exchange offer either:

•
a written or facsimile copy of a properly completed and duly executed letter of transmittal for your series of notes, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•
a computer-generated message transmitted by means of the DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your series of notes.

In addition, in order to deliver old notes held in the form of book-entry interests:

•
a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at the DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures for your series of notes described below.

To participate in the exchange offer, you must properly complete and timely deliver the letter of transmittal for your series of notes to the exchange agent. Do not deliver your letter of transmittal or old notes to us. If the exchange agent does not receive your letter of transmittal and other required documents before the expiration date of the exchange offer, you will not be able to participate in the exchange offer. To ensure timely delivery to the exchange agent, we recommend that you use a national overnight delivery service. In any case, allow sufficient time for delivery of the required documents to the exchange agent.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes in the exchange offer, you must transmit to the exchange agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal for your series of notes, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures for your series of notes described below.

Procedures Applicable to All Noteholders

If you tender an old note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your series of notes.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time, and may not be able to be effected prior to the expiration date of the exchange offer.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•
old notes tendered in the exchange offer are tendered either by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal or for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal for your series of notes, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your old notes, unless otherwise provided in the letter of transmittal for your series of notes, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

In all cases, the issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at the DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with the DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;

•
on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery for your series of notes, substantially in the form provided by us; and

•
the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your series of notes, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery for your series of notes may be sent by facsimile transmission, mail or hand delivery to the exchange agent. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering; and

•
a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form, for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal for your series of notes; and

•	any other documents required by the letter of transmittal for your series of notes.

Book-Entry Transfer

The exchange agent will establish an account with respect to the book-entry interests at the DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the applicable account maintained by the exchange agent at the DTC. Any financial institution that is a participant in the DTC’s systems may make book-entry delivery of book-entry interests by causing the DTC to transfer the book-entry interests into the exchange agent’s applicable account at the DTC in accordance with the DTC’s procedures for transfer.

If one of the following situations occurs:

•	you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent’s applicable account at the DTC; or

•	you cannot deliver all other documents required by the letter of transmittal for your series of notes to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the series, the certificate number or numbers and the principal amount of the old notes to be withdrawn;

•
be signed by you in the same manner as you signed the letter of transmittal for your series of notes when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer, and subject to our obligations to the holders of Series C notes under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission; and

•	with respect to the Series A notes, any event that, in our discretion, makes it inadvisable to exchange Series A notes for registered notes.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any tendered old notes if, at the time the notes are tendered, any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed Wachovia Bank, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your series of notes and other related documents should be directed to the exchange agent addressed as follows:

By registered or certified mail or by hand:

Wachovia Bank, National Association
1525 West W.T. Harris Boulevard
NC 1153, Building 3C3
Charlotte, North Carolina 28288-1153

By overnight courier:

Wachovia Bank, National Association
1525 West W.T. Harris Boulevard
NC 1153, Building 3C3
Charlotte, North Carolina 28262-1153

By facsimile: (704) 590-7628

By telephone: (704) 590-7413

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $150,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder of old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

DESCRIPTION OF OTHER INDEBTEDNESS

Registered 8 7/8% Senior Notes

We have outstanding, as of the date of this prospectus, $240 million aggregate principal amount of registered 8 7/8% senior notes due 2011, not including the old notes. The exchange of all of the old notes for registered notes in this exchange offer will result in our having outstanding $328 million aggregate principal amount of registered 8 7/8% senior notes due 2011.

10% Senior Notes

We have outstanding, as of the date of this prospectus, $60 million aggregate principal amount of 10% senior notes due April 15, 2006. These notes were issued pursuant to an indenture dated as of April 4, 2001, between us and Wachovia Bank, National Association, successor to First Union National Bank, as trustee. The terms of the 10% senior notes are substantially identical to the terms of the notes and the indenture for the 10% senior notes is substantially identical to the indenture for the 8 7/8% senior notes. We may not redeem the 10% senior notes prior to their maturity.

First Mortgage Notes

The operating partnership has outstanding, as of the date of this prospectus, $540 million aggregate principal amount of Series A through Series E first mortgage notes that are structurally senior to the claims of the holders of the notes being offered by this prospectus. Our general partner is a co-obligor of the first mortgage notes. The Series A, B and C first mortgage notes were issued pursuant to the note agreements dated as of April 19, 1995. The Series D first mortgage notes were issued pursuant to the note agreement dated as of March 15, 1999. The Series E first mortgage notes were issued pursuant to the note agreement dated as of March 15, 2000. In each case, these note agreements may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules to these note agreements, and as the indebtedness evidenced by these note agreements may be extended, renewed, refunded or refinanced from time to time.

The operating partnership’s obligations under the first mortgage notes are secured, on an equal and ratable basis, with its obligations under the bank credit facilities, by a mortgage on substantially all of the real property, operating facilities, equipment and other assets of the operating partnership. The first mortgage notes have maturity dates ranging from 2005 to 2010, and bear interest at rates ranging from 9.34% to 11.71% for the Series A Notes and rates of 10.07%, 8.83%, 7.11% and 8.50% for the Series A through Series E notes, respectively. The Series A through Series E first mortgage notes require annual principal payments, without premium, of approximately:

•	$53.8 million in each fiscal year from 2003 through 2008;

•	$123.8 million in fiscal year 2009; and

•	$93.8 million in fiscal year 2010.

The operating partnership may, at its option, and upon the disposition of assets may be required to, offer to prepay the first mortgage notes in whole or in part. These repayments may be at a premium.

The agreements governing the first mortgage notes contain various negative and affirmative covenants that apply to the operating partnership. These restrictions limit our ability and the ability of the operating partnership to:

•	incur other indebtedness;

•	engage in transactions with affiliates;

•	incur liens;

•	make restricted payments;

•	enter into business combinations and asset sale transactions;

•	engage in new lines of business; and

•	make investments.

The agreements also require the operating partnership and its restricted subsidiaries to maintain a ratio of total indebtedness to EBITDA, as defined in the agreements, equal to or less than 5.25 to 1.

The failure of the general partner to own directly or indirectly at least 30% of our partnership interests or the partnership interests of our operating partnership and to be our sole general partner and the sole general partner of our operating partnership would, among other occurrences, constitute an event of default under the agreements for the first mortgage notes. In the event of a default under the first mortgage notes, the first mortgage noteholders may accelerate the maturity under the first mortgage notes and cause all outstanding amounts to become immediately due and payable.

Under the first mortgage notes agreements, so long as no default exists or would result, the operating partnership is permitted to make quarterly cash distributions to us. In the quarter before a quarter in which an interest payment is due on the first mortgage notes, the operating partnership is required to reflect a reserve equal to 50% of the interest to be paid, thereby reducing the amount of cash it may distribute to us in that quarter.

Bank Credit Facilities

On August 22, 2002, the operating partnership, the general partner, Petrolane and Bank of America, N.A., in its individual capacity and as agent, entered into a second amended and restated credit agreement evidencing the bank credit facilities. The bank credit facilities include the secured $75 million acquisition facility and a secured $100 million revolving credit facility. As of September 30, 2002, we had $143.6 million available under the bank credit facilities. The bank credit facilities expire on October 1, 2003, but the revolving credit facility may be extended for additional one-year periods if the participating banks consent. We intend to renew the facilities prior to the time they expire.

The revolving credit facility may be used for working capital and general purposes of the operating partnership. It permits the operating partnership to borrow at various prevailing interest rates, including the base rate, defined as the higher of the federal funds rate plus 0.50% or the agent bank’s prime rate, or at two-week, one-, two-, three-, or six-month offshore Eurodollar rates, plus a margin. The margin on Eurodollar rates, which ranges from 1.00% to 2.25%, is dependent upon the operating partnership’s ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization, minority interests and cumulative effect of accounting changes.

The acquisition facility provides the operating partnership the ability to borrow to finance the purchase of propane businesses or propane business assets. In addition, up to $30 million may be used for working capital purposes. The acquisition facility permits borrowings at the same rates as the revolving credit facility.

The bank credit facilities restrict the incurrence of additional indebtedness and also restrict liens, guarantees, investments, loans and advances, payments, mergers, consolidation, asset transfers, transaction with affiliates, sales of assets, acquisitions and other transactions. In addition, the operating partnership must maintain a ratio of total indebtedness to EBITDA, as defined in the credit agreement evidencing the bank credit facilities equal to or less than 4.75 to l and a ratio of EBITDA to interest expense of at least 2.25 to l. If the operating partnership does not maintain these ratios, an event of default under the bank credit facilities will occur, except that the operating partnership may cause a breach of the ratio of total indebtedness to EBITDA to be cured within a 30-day grace period. In addition, the failure of UGI Corporation to own directly or indirectly 100% of the general partnership interests in the operating partnership and at least a 30% ownership interest in the operating partnership would constitute an event of default under the bank credit facilities. Any of these events of default would cause the amounts borrowed under the facilities to become subject to acceleration. Generally, as long as no default exists or would result, the operating partnership is permitted to make cash distributions to us not more frequently than quarterly.

DESCRIPTION OF THE REGISTERED NOTES

We will issue the registered notes under the indenture, dated August 21, 2001, as supplemented, entered into between AmeriGas Partners, L.P. and AP Eagle Finance Corp. and Wachovia Bank, National Association, successor to First Union National Bank, as trustee. The indenture is a technical document with terms that have a defined meaning. The summary section refers to and includes some of those defined terms, which are capitalized, in order to summarize the indenture more succinctly and precisely. Because this section is a summary, however, it does not describe all of the defined terms or features of the notes and the indenture, some of which you may find relevant. For that reason, we urge you to read the indenture, and the form of note attached as Exhibit A to the indenture because they, not this description, define the rights of the noteholders. The indenture and the form of note are filed as exhibits to this registration statement.

As of the date of this prospectus, we have issued $328 million aggregate principal amount of 8 7/8% senior notes due 2011 under the indenture, which amount includes the old notes and will include the registered notes when issued in the exchange offer. The registered notes offered in this exchange offer and the notes previously issued under the indenture will be treated as a single class under the indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders. Subject to our compliance with the covenant described under the caption “—Covenants—Limitations on Indebtedness,” we are permitted to issue additional notes under the indenture in an unlimited principal amount. For purposes of this description, unless the context indicates otherwise, the term “notes” means the registered notes offered hereby as well as the $328 million aggregate principal amount of the 8 7/8% senior notes currently outstanding, including the old notes.

Brief Description of the Notes

The notes:

•	are our unsecured general joint and several obligations;

•	rank senior in right of payment to all our subordinated indebtedness;

•	rank equally in right of payment with all our other senior indebtedness;

•
are structurally subordinated to, which means they rank behind, the indebtedness of the operating partnership, including the bank credit facilities and first mortgage notes, and the claims of the preferred stockholders of our consolidated subsidiaries, including our operating subsidiary; and

•	are non-recourse to the property and assets of our general partner, AmeriGas Propane, Inc.

The old notes are not listed and we do not intend to list the registered notes offered in this exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. While $328 million aggregate principal amount of the 8 7/8% senior notes currently are outstanding, we do not anticipate that an active and liquid trading market for the notes will develop.

As described under “Who We Are” and “Risk Factors—We are a holding company and have no material operations or assets,” AmeriGas Partners, L.P. is a holding company for its subsidiaries. The partnership has no material operations and no substantial assets other than its consolidated subsidiaries, including the operating subsidiary, AmeriGas Propane, L.P. and AmeriGas Eagle Propane, L.P. Accordingly, the partnership is dependent upon the distribution of the earnings of its consolidated subsidiaries, including the operating partnership, to service its debt obligations, including the notes.

Because the notes are structurally subordinated to the indebtedness of the operating partnership, noteholders generally have no recourse to the operating partnership or any of its subsidiaries or their assets for amounts due under the notes. Noteholders may, however, have indirect recourse to the extent the partnership has rights as a holder of equity interests in the operating partnership and its subsidiaries. In addition, the noteholders do not have any right to require the operating partnership to make distributions to the partnership.

Capitalized terms used in this section are defined in the indenture for the 8 7/8% senior notes and, in many cases, are summarized in this section. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Principal, Maturity and Interest

The notes will:

•	be issued in registered form, without coupons, and in denominations of $1,000;

•
accrue interest at the annual rate of 8 7/8% from the most recent date to which interest has been paid, which interest will be computed on the basis of a 360-day year comprised of twelve 30-day months;

•	pay interest semi-annually in arrears on May 20 and November 20 to holders of record on the immediately preceding May 5 and November 5; and

•	mature on May 20, 2011.

We will pay principal and interest on the notes at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the noteholders at their respective addresses as set forth in the register of notes. All payments with respect to global notes, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global notes. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for payment purposes.

Liquidated Damages

As set forth in the registration rights agreement, we may pay liquidated damages to the holders of the Series C notes if:

•	we do not file a registration statement relating to the registered exchange offer;

•	a registration statement is not declared effective on a timely basis; or

•	certain other conditions are not satisfied.

The registration rights agreement does not provide any rights to holders of the Series A notes. In no event will holders of the Series A notes be entitled to liquidated damages.

Optional Redemption

We do not have the option to redeem the notes before May 20, 2006 except under certain circumstances following the completion by the partnership on or before May 20, 2004 of a public offering of its partnership interests, other than any interests that are redeemable. The partnership has the option to use the net proceeds of such an offering to redeem the notes at 108.875% of their principal amount plus accrued and unpaid interest to the applicable redemption date, provided, however, that the redemption is completed within 90 days of the completion of the offering and at least 67% of the principal amount of the notes already issued, together with the notes and any additional notes sold pursuant to this prospectus or otherwise, are outstanding immediately following the redemption. Generally, only one redemption may be made under this exception.

On and after May 20, 2006, we have the right to redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount) listed in the table below, plus accrued and unpaid interest on the notes to the applicable redemption date, plus liquidated damages, if any, if redeemed during the twelve-month period beginning on May 20 of the years indicated in the table below:

Year	Percentage
2006	104.438%
2007	102.958%
2008	101.479%
2009 and thereafter	100.000%

Mandatory Redemption; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.

Offers to Purchase; Repurchase at the Option of the Noteholders

We may be required to offer to purchase the notes if there is a change in control of, or certain asset sales by, the partnership.

Change of Control Offer

The indenture defines the term “change of control.” Upon the occurrence of a change of control, each noteholder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a change of control offer on the terms set forth in the indenture. In a change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the notes or portion of notes validly tendered for payment, plus accrued and unpaid interest to the date of purchase. Generally, a change of control would occur when:

•
There is a sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership or the operating partnership to any entity other than UGI Corporation, our indirect parent, which is a public company, and its subsidiaries, or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of such entity’s voting stock. In this regard, the meaning of “all or substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture. Therefore, in some transactions, it may be unclear whether a change of control has occurred;

•
There is a merger or consolidation of the partnership or the operating partnership, or a successor to either entity, with any entity other than UGI Corporation and its subsidiaries or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of that entity’s voting stock;

•	There is a liquidation or dissolution of the partnership or AmeriGas Propane, Inc., our general partner, or a successor to the general partner; or

•
There is any transaction or series of transactions that results in UGI Corporation and its subsidiaries beneficially owning in the aggregate, directly or indirectly, less than 51% of the voting stock of our general partner, or a successor to the general partner.

Within 30 days following any change of control, we will mail a notice to each noteholder stating that, among other things, a change of control offer is being made, that all notes tendered will be accepted for payment and that any note not tendered will continue to accrue interest and we will identify the amount of the change of control payment and the change of control payment date for the notes. The notice will also include directions for noteholders who elect to have their notes purchased in the change of control offer.

Noteholders will be entitled to withdraw any election to have their notes purchased if the paying agent receives timely and proper notice of such withdrawal. The notice from the partnership to noteholders will describe the requirements for the notice from the noteholders to the paying agent.

We will comply with the requirements of Rule 14e-l under the Exchange Act and any other relevant securities laws applicable to the repurchase of notes in connection with a change of control.

On the change of control payment date, we will, to the extent lawful, accept for payment notes or portions of notes tendered in accordance with the change of control offer; deposit an amount equal to the change of control offer; deposit an amount equal to the change of control payment for the notes with the paying agent in respect of all notes or portions of notes properly tendered, and deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate amount of the notes or portions of notes tendered to us.

The paying agent will promptly mail the change of control payment to each noteholder. The trustee will promptly authenticate and mail to each noteholder a new note equal in principal amount to any unpurchased portion of the notes surrendered. However, each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

We are not likely to be able to purchase the notes upon a change of control because the holders of our outstanding 10% and 8 7/8% senior notes in an aggregate principal amount of $388 million and of our operating partnership’s first mortgage notes in an aggregate principal amount of $540 million will also have a purchase right upon a change of control. The triggering of the purchase right will not constitute an event of default under the indenture.

In addition, we may be unable to pay the change of control payment because the agreements governing the first mortgage notes restrict our ability to redeem or repurchase the notes out of distributions from the operating partnership; the agreements governing the first mortgage notes and the bank credit facilities limit the operating partnership’s ability to make distributions to the partnership; and we may not have sufficient immediate financial resources to pay cash to the holders of notes upon a repurchase.

The failure of the partnership to repurchase the notes upon a change of control offer would constitute an immediate Event of Default under the indenture.

The failure of UGI Corporation to own directly or indirectly 100% of the general partnership interests in the operating partnership and at least a 30% ownership in the operating partnership would constitute an event of default under the bank credit facilities. The failure of the general partner to own directly or indirectly at least 30% of our partnership interests and the partnership interests of our operating partnership and to be a wholly-owned subsidiary of UGI Corporation, our sole general partner and the sole general partner of our operating partnership would constitute an event of default under the agreements for the first mortgage notes. Upon such an event of default, the banks under the bank credit facilities and the holders of the first mortgage notes may accelerate repayment of the indebtedness owed to them. An acceleration of the indebtedness under the bank credit facilities or the first mortgage notes agreements would result in a default under our indenture as long as the aggregate amount of such indebtedness is $10 million or more. We and our operating partnership are not likely to be able to repay simultaneously all of our indebtedness upon a change of control and acceleration of our debt.

Asset Sales

The indenture defines the term “Asset Sale” and provides that the partnership and, in certain circumstances, its subsidiaries that are Restricted Subsidiaries, meaning they are not “Unrestricted Subsidiaries,” must comply with restrictions applicable to an Asset Sale. Briefly, an Unrestricted Subsidiary has no indebtedness or any other obligation that, directly or indirectly, is guaranteed by or obligates in any way the partnership. An Asset Sale would include either of the following, whether in a single transaction or a series of related transactions:

•	the sale, lease, conveyance or other disposition of any assets other than sales of inventory in the ordinary course of business and consistent with past practice; or

•	the issuance or sale of capital stock of any subsidiary that is not an Unrestricted Subsidiary.

The indenture provides that some transactions are not considered Asset Sales, including any transfer of assets or capital stock by the partnership or any of its Restricted Subsidiaries to the operating partnership or a wholly owned subsidiary of the partnership, any transfer of assets or capital stock by the partnership or any of its Restricted Subsidiaries to any entity in exchange for other assets used in a permitted line of business and having a fair market value, as determined in good faith by our general partner, not less than that of the assets so transferred, and any transfer of assets in accordance with Permitted Investments as defined in the indenture. Furthermore, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership would not be treated as an Asset Sale, but rather as a change of control or as if the partnership merged with another entity.

The partnership and its Restricted Subsidiaries may complete an Asset Sale if the partnership or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the AmeriGas Propane, Inc., our general partner, of the assets sold or otherwise disposed of, and at least 80% of the consideration received by the partnership or the Restricted Subsidiary is in the form of cash. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

•	the amount of any liabilities on the partnership’s or any Restricted Subsidiary’s balance sheet that are assumed by the transferee of the assets; and

•
the amount of any notes or other obligations received by the partnership or the Restricted Subsidiary from the transferee that is immediately converted by the partnership or the Restricted Subsidiary into cash, to the extent of the cash received.

Furthermore, the 80% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 80% limitation.

If the partnership or any of its Restricted Subsidiaries receives Net Proceeds exceeding $10 million from one or more Asset Sales in any fiscal year, then within 270 days after the date the aggregate amount of Net Proceeds exceeds that amount, the partnership must apply the amount exceeding $10 million to reduce Indebtedness of a Restricted Subsidiary, with a permanent reduction of availability in the case of revolving Indebtedness, or make an investment in assets in the same line of business as that of the partnership on April 19, 1995. Any Net Proceeds that are not applied or invested in either of these ways will be considered “Excess Proceeds.”

Pending the final application of any Net Proceeds, the partnership or any Restricted Subsidiary may temporarily reduce borrowings under the acquisition facility of the operating partnership’s bank credit facilities, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

When the aggregate amount of Excess Proceeds exceeds $5 million, we will make an offer to all noteholders to purchase for cash that number of notes that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the note plus accrued and unpaid interest to the date of purchase. We will follow the procedures set forth in the indenture and we will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

To the extent that the aggregate amount of notes tendered in response to our purchase offer is less than the Excess Proceeds, the partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of notes surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Notwithstanding the foregoing, if we make this purchase offer at any time when we have securities outstanding ranking equally in right of payment with the notes and the terms of those securities provide that a similar offer must be made with respect to those other securities, then our offer to purchase the notes will be made concurrently with the other offers, and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which their holders elect to have purchased. Upon completion of the offer to the noteholders, the amount of Excess Proceeds will be reset at zero.

Selection and Notice of Redemption

If less than all the notes are to be redeemed at any time, the trustee will select the notes to be redeemed among the holders of notes pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of that note upon surrender and cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Covenants

The indenture requires us to comply with a number of covenants, including those summarized below.

Limitation on Additional Indebtedness

The partnership and its Restricted Subsidiaries may only incur more debt under certain circumstances. The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment, (in each case, to “incur”) any Indebtedness, unless at the time of the incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the partnership would be greater than 2 to 1.

In addition to any Indebtedness that may be incurred as set forth above, the partnership and its Restricted Subsidiaries may incur “Permitted Indebtedness.” The term Permitted Indebtedness is defined in the indenture and includes:

•	Indebtedness evidenced by the $200 million of notes under the indenture and $60 million of 10% senior notes;

•	Indebtedness outstanding on April 19, 1995;

•
Indebtedness of the operating partnership evidenced by the first mortgage notes; provided that the aggregate principal amount, exclusive of any unamortized premium, of this Indebtedness outstanding at any time may not exceed $518 million;

•
Indebtedness of the partnership or a Restricted Subsidiary incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with generally accepted accounting principles (“GAAP”), or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the partnership and its Restricted Subsidiaries, including, without limitation, Indebtedness incurred under the acquisition facility, or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the partnership and its Restricted Subsidiaries; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $75 million;

•
Indebtedness of the partnership or a Restricted Subsidiary incurred for any purpose permitted under the revolving credit facility of the operating partnership’s bank credit facilities, provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed an amount equal to the greater of $175 million or the Consolidated Borrowing Base Amount; and provided, further, that the outstanding balance of this Indebtedness may not exceed 50% of such greater amount for 30 consecutive days during each fiscal year;

•
Indebtedness of the partnership owed to our general partner or an affiliate of our general partner that is unsecured and that is subordinated in right of payment to the notes; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $50 million;

•
Indebtedness of the partnership or a Restricted Subsidiary for the purpose of the payment of certain liabilities of Petrolane, Incorporated, a subsidiary of our general partner; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

•	Indebtedness owed by the partnership or any Restricted Subsidiary to the operating partnership or a wholly owned subsidiary of the partnership;

•
Indebtedness under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement designed to protect the partnership or any Restricted Subsidiary from fluctuations in interest rates;

•	Permitted Refinancing Indebtedness;

•
the incurrence by the partnership or a Restricted Subsidiary of Indebtedness owing directly to its insurance carriers, without duplication, in connection with the partnership’s, its subsidiaries’ or its Affiliates’ self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant in the indenture entitled “Limitation on Additional Indebtedness;”

•
Indebtedness of the partnership and its Restricted Subsidiaries in respect of Capital Leases, meaning, generally, any lease of any property which would be required to be classified and accounted for as a capital lease on a balance sheet of the lessor; provided that the aggregate amount of the Indebtedness outstanding at any time may not exceed $10 million;

•
Indebtedness of the partnership and its Restricted Subsidiaries represented by letters of credit supporting obligations under workmen’s compensation laws, obligations to suppliers of propane (provided that the aggregate amount of this Indebtedness outstanding at any time may not exceed $15 million) and the repayment of Permitted Indebtedness; or

•
surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the partnership or any of its subsidiaries or in connection with judgments that do not result in a “Default” or “Event of Default.” The terms “Default” or “Event of Default” are defined in the indenture and summarized below under the caption “Events of defaults and remedies.”

Limitation on Restricted Payments.

The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment, that is, to:

•
declare or pay any dividend or any other distribution or payment on or with respect to capital stock of the partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders, in their capacities as such, of capital stock of the partnership or any of its Restricted Subsidiaries other than dividends or distributions payable solely in capital stock of the partnership, other than redeemable capital stock, or in options, warrants or other rights to purchase capital stock of the partnership, other than redeemable capital stock; declare or pay a dividend or other distribution to the extent declared or paid to the partnership or any Restricted Subsidiary of the partnership; or declare or pay a dividend or other distribution by any Restricted Subsidiary of the partnership to all holders of capital stock of that Restricted Subsidiary on a pro rata basis, including, in the case of the operating partnership, to its general partner;

•
purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the partnership or any of its Restricted Subsidiaries, other than any capital stock owned by a wholly owned Restricted Subsidiary of the partnership;

•
make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any subordinated indebtedness, other than any such Indebtedness owned by the partnership or a wholly owned Restricted Subsidiary of the partnership; or

•
make any investment, other than a Permitted Investment, in any entity, unless, at the time of and after giving effect to the proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and the Restricted Payment, together with the aggregate of all other Restricted Payments made by the partnership and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made, will not exceed:

•	if the Consolidated Fixed Charge Coverage Ratio of the partnership is greater than 1.75 to 1, an amount equal to Available Cash as of the end of the immediately preceding fiscal quarter; or

•
if the Consolidated Fixed Charge Coverage Ratio of the partnership is equal to or less than 1.75 to 1, an amount equal to the sum of $24 million, less the aggregate amount of all Restricted Payments made by the partnership and its Restricted Subsidiaries in accordance with this clause during the period ending on the last day of the fiscal quarter of the partnership immediately preceding the date of the Restricted Payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the Restricted Payment plus the aggregate net cash proceeds of any substantially concurrent capital contribution to the partnership from any Person other than a Restricted Subsidiary of the partnership, or issuance and sale of shares of Capital Stock, other than redeemable capital stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership.

The Restricted Payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by the general partner on the date of the Restricted Payment of the assets proposed to be transferred.

The above provisions will not prohibit:

•	the payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;

•
the redemption, repurchase or other acquisition or retirement of any shares of any class of capital stock of the partnership or any Restricted Subsidiary of the partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to the partnership from any entity other than a Restricted Subsidiary of the partnership; or issuance and sale of other capital stock, other than redeemable capital stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash; or

•
any redemption, repurchase or other acquisition or retirement of subordinated indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to the partnership from any entity other than a Restricted Subsidiary of the partnership; or issuance and sale of capital stock, other than redeemable capital stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership, or indebtedness of the partnership issued to any entity other than a Restricted Subsidiary or the partnership, so long as the indebtedness is Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash.

In computing the amount of Restricted Payments previously made for purposes of the Restricted Payments test above, Restricted Payments made under the first point above will be included and Restricted Payments made under the second and third points above shall not be so included.

Limitation on Liens

The partnership will not, and will not permit any of its Restricted Subsidiaries to, incur any liens or other encumbrance, unless the lien is a Permitted Lien. The term “Permitted Liens” is defined in the indenture.

Limitation on Transactions with Affiliates

The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, other than as provided for in our partnership agreement or in the operating partnership’s partnership agreement and the other agreements entered into between the partnership or the operating partnership and any of their affiliates, with, or for the benefit of any affiliates of the partnership unless:

•	the transaction or series of related transactions are between the partnership and its wholly owned Restricted Subsidiaries or between two wholly owned Restricted Subsidiaries; or

•
the transaction or series of related transactions are on terms that are no less favorable to the partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from an entity that is not an affiliate of the partnership or Restricted Subsidiary, and, with respect to transaction(s) involving aggregate payments or value equal to or greater than $15 million, the partnership shall have delivered an officers’ certificate to the trustee certifying that the transaction(s) is on terms that are no less favorable to the partnership or the Restricted Subsidiary than those which would have been obtained from an entity that is not an affiliate of the partnership or Restricted Subsidiary and has been approved by a majority of the board of directors of our general partner, including a majority of the disinterested directors.

However, the covenant limiting transactions with affiliates will not restrict the partnership, any Restricted Subsidiary or the general partner from entering into any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business; transactions permitted by the provisions of the indenture described under the covenant “Restricted Payments”; and transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the partnership, its subsidiaries and affiliates.

Limitation on Dividends and Other Payment Restrictions Affecting the Subsidiaries.

The partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

•	pay dividends, in cash or otherwise, or make any other distributions on or with respect to its capital stock or any other interest or participation in, or measured by, its profits;

•	pay any indebtedness owed to the partnership or any other Restricted Subsidiary;

•	make loans or advances to, or any investment in, the partnership or any other Restricted Subsidiary;

•	transfer any of its properties or assets to the partnership or any other Restricted Subsidiary; or

•	guarantee any Indebtedness of the partnership or any other Restricted Subsidiary.

Collectively, these restrictions are called the “Payment Restrictions.” However, some encumbrances or restrictions are permissible, including those existing under or by reason of:

•	applicable law;

•
any agreement in effect at or entered into on April 19, 1995, including the first mortgage notes outstanding and the bank credit facilities in effect on that date, or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing the Permitted Indebtedness are no more restrictive with respect to the payment restrictions than those set forth in the agreements governing the first mortgage notes and the bank credit facilities as in effect on April 19, 1995;

•	customary non-assignment provisions of any contract or any lease governing a leasehold interest of the partnership or any Restricted Subsidiary;

•	certain purchase money obligations for property acquired in the ordinary course of business;

•
any agreement of an entity (or any it its Restricted Subsidiaries) acquired by the partnership or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any third party other than the entity; or

•
provisions contained instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

Limitation on Sale and Leaseback Transactions

The partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any “Sale and Leaseback Transaction” with respect to their properties. The term “Sale and Leaseback Transaction” is defined in the indenture and, generally, means any arrangement (other than between the partnership and a wholly owned Restricted Subsidiary or between wholly owned Restricted Subsidiaries) whereby property has been or will be disposed of by a transferor to another entity with the intent of taking back a lease on the property pursuant to which the rental payments are calculated to amortize the purchase price of the property over its life.

The partnership and its Restricted Subsidiaries may, however, enter into a Sale and Leaseback transaction with respect to property acquired or constructed after April 19, 1995; provided that the partnership or the Restricted Subsidiary would be permitted under the indenture to incur indebtedness secured by a lien on the property in an amount equal to the Attributable Debt with respect to the Sale and Leaseback transaction; or the lease in the Sale and Leaseback transaction is for a term not in excess of the lesser of three years or 60% of the remaining useful life of such property.

Limitations on AP Eagle Finance Corp.

In addition to the restrictions set forth under “Limitation on Additional Indebtedness” above, AP Eagle Finance Corp. may not incur any Indebtedness unless the partnership is a co-obligor and guarantor of the Indebtedness; or the net proceeds of the Indebtedness are either lent to the partnership, used to acquire outstanding debt securities issued by the partnership, or used, directly or indirectly, to refinance or discharge indebtedness permitted under the limitation of this paragraph.

AP Eagle Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the partnership.

Merger, Consolidation or Sale of Assets

The indenture provides that the partnership may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity unless:

•
the partnership is the surviving entity or the entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•
the entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made assumes all the obligations of the partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

•	immediately after the transaction no Default or Event of Default exists; and

•
the entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made will immediately have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the partnership immediately preceding the transaction; and, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio described in the indenture covenant entitled “Limitation on Additional Indebtedness.”

The indenture also provides that AP Eagle Finance Corp. may not consolidate or merge with or into, whether or not it is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity except under conditions similar to those described in the paragraph above.

Line of Business

The partnership and its Restricted Subsidiaries will not materially and substantially engage in any business other than the business in which the partnership and its Restricted Subsidiaries were engaged on April 19, 1995.

Reports to Noteholders

Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the noteholders all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on that information by our certified independent accountants. In addition, we will furnish to such noteholders all reports that would be required to be filed with the Commission on Form 8-K if we were required to file the reports. Finally, whether or not required by the rules and regulations of the Commission, we will file a copy of all the information described in the preceding sentences with the Commission unless the Commission will not accept the filing. We will also make the information available to investors who request it in writing. Currently, we are required to and do file quarterly and annual reports on Forms 10-Q and 10-K.

Events of Default and Remedies

The indenture describes in detail the occurrences that would constitute an “Event of Default.” Such occurrences include the following:

•
Default in the payment of the principal of or premium, if any, on any note when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

•
Default in the payment of an installment of interest on, or liquidated damages, if any, with respect to, any of the notes, when the same becomes due and payable, which default continues for a period of 30 days;

•
failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture, other than a default specified in either of the two clauses above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given to the partnership by the trustee or to us and the trustee by holders of 25% in aggregate principal amount of the applicable notes then outstanding;

•
Default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which the partnership or any Restricted Subsidiary of the partnership then has outstanding indebtedness, if the default:

•
is caused by a failure to pay principal with respect to indebtedness of a Restricted Subsidiary at its stated maturity or within the applicable grace period, if any, provided with respect to the indebtedness; or principal, premium or interest with respect to indebtedness of the partnership within the applicable grace period, if any, provided in the indebtedness, which, collectively, is a “Payment Default;” or

•
results in the acceleration of the indebtedness prior to its stated maturity and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, amounts to $10 million or more;

•
a final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the partnership, any Restricted Subsidiary, the general partner, or any significant subsidiary, as that term is defined in Rule 1.02(v) of Regulation S-X under the Securities Act, provided such judgment or judgments requires or require the payment of money in excess of $10 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment. In the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

•
certain events of bankruptcy, insolvency or reorganization with respect to us or any of our respective significant subsidiaries has occurred. If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of notes then outstanding may declare all the notes of that series to be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the partnership or AP Eagle Finance Corp., any significant subsidiary or any group of subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding notes will become due and payable immediately without further action or notice. Noteholders may not enforce the indenture or the notes except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding notes may direct the trustee of that series of notes in its exercise of any trust or power. The trustee may withhold from noteholders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. If any Event of Default occurs because we or those acting on our behalf willfully intended to avoid payment of the premium that we would have to pay if we then elected to redeem the notes under the optional redemption provisions of the indenture governing the notes, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. The holders of a majority in aggregate principal amount of a series of notes issued under the indenture and then-outstanding by notice to the trustee for those notes may waive any existing Default or Event of Default for all noteholders of that series and its consequences under the indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the notes. We are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No limited partner of the partnership or director, officer, employee, incorporator or stockholder of our general partner or AP Eagle Finance Corp., as such, shall have any liability for any of our obligations under the notes or the indenture or any claim based on, in respect of, by reason of, these obligations. Each noteholder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Non-Recourse

Our obligations under the indenture are non-recourse to our general partner and the operating partnership, and their respective affiliates, other than ourselves, and are payable only out of our cash flow and assets. The trustee has, and each holder of a note, by accepting a note, is deemed to have, agreed in the indenture that our general partner, the operating partnership and their affiliates will not be liable for any of our obligations under the indenture or the notes.

Legal Defeasance and Covenant Defeasance

We may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of AP Eagle Finance Corp. and at any time, elect to have all of our obligations discharged with respect to outstanding notes. This is known as “legal defeasance.” However, under legal defeasance we cannot discharge:

•	the rights of holders of outstanding notes to receive payments with respect to any principal, premium, interest and liquidated damages on the notes when the payments are due;

•	our obligations with respect to the notes concerning issuing temporary notes, registration of notes or mutilated, destroyed, lost or stolen notes;

•	our obligation to maintain an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

•	the legal defeasance and covenant defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture. This is called “covenant defeasance.” After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described in the indenture and summarized in this prospectus under the caption “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding notes on the stated maturity date or on the applicable redemption date.

In addition, we will be required to deliver to the trustee an opinion of counsel stating that after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that we have received from, or there shall have been published by, the IRS a ruling, or since the date of the indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Finally, to exercise either legal defeasance or covenant defeasance, we must have delivered to the trustee an officers’ certificate stating that we did not make the deposit with the intent of preferring the holders of notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding our other creditors.

We may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, we may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach, violation or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound.

Amendment, Supplement and Waiver

In general, the indenture and the notes may be amended or supplemented, and any existing default or compliance with any provision of the indenture or the notes may be waived, with the consent of the holders of at least a majority in principal amount of the notes then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for notes. However, without the consent of each noteholder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting noteholder:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•
reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to our obligation to repurchase the notes upon certain asset sales or a change of control;

•	reduce the rate of or change the time for payment of interest on any note;

•	waive a Default in the payment of principal or interest on the notes;

•	make any note payable in money other than that stated in the notes;

•
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal, premium, if any, or interest on the notes; or

•	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any noteholder, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the assumption of our obligations to noteholders in the case of a merger or consolidation;

•	make any change that could provide any additional rights or benefits to the noteholders that does not adversely affect the legal rights under the indenture of any such holder;

•	comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	to provide security for or add guaranties with respect to the notes.

The Trustee

Should the trustee, Wachovia Bank, National Association, successor to First Union National Bank, become our creditor, the indenture contains certain limitations on the trustee’s rights to obtain payment of claims or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue, or resign.

The holders of a majority in principal amount of the then-outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any noteholder, unless the noteholder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Registration Rights; Liquidated Damages

We and the initial purchasers of the Series C notes entered into a registration rights agreement. Pursuant to that agreement, we agreed to file with the Commission a registration statement with respect to an offer to exchange the Series C notes for the registered notes with substantially identical terms. If:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness, known as the “Effectiveness Target Date”;

•	we fail to consummate the exchange offer within 30 business days after the Effectiveness Target Date with respect to the registration statement related to the exchange offer; or

•
the shelf registration statement or the exchange offer registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of the registered notes during the periods specified in the registration rights agreement;

each event referred to in the four points above, a “Registration Default,” then we will pay liquidated damages to each holder of the Series C notes, with respect to the first 90-day period immediately following the occurrence of the Registration Default in an amount equal to $0.05 per week for each $1,000 principal amount of the Series C notes held by the holder. The amount of the liquidated damages will increase by an additional $0.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.20 per week for each $1,000 principal amount of the Series C notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Holders of the Series C notes will be required to deliver information to be used in connection with a shelf registration statement and to provide comments on a shelf registration statement within the time periods set forth in the registration rights agreements in order to have their Series C notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

The registration rights agreement does not provide any rights, including the rights described in this subsection, to holders of the Series A notes. In no event will holders of the Series A notes be entitled to liquidated damages or any registration rights.

Certain Definitions

Set forth below are certain defined terms used in the indenture and in the summary of the notes set forth above. These defined terms frequently refer to other defined terms and include details that explain the terms of the indenture with greater precision than the summary section above does. We have not, however, included in this glossary all of the defined terms that are included in the indenture. We urge you to read the indenture and the form of note because they, not this summary description, define the rights of the noteholders and include all the details about the notes.

“Asset Acquisition” means:

•
an Investment by the partnership or any Restricted Subsidiary of the partnership in any other Person pursuant to which the Person shall become a Restricted Subsidiary of the partnership, or shall be merged with or into the partnership or any Restricted Subsidiary of the partnership;

•
the acquisition by the partnership or any Restricted Subsidiary of the partnership of the assets of any Person, other than a Restricted Subsidiary of the partnership, which constitute all or substantially all of the assets of such Person; or

•	the acquisition by the partnership or any Restricted Subsidiary of the partnership of any division or line of business of any Person, other than a Restricted Subsidiary of the partnership.

“Attributable Debt” means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor, of the lease included in the transaction. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” as to any quarter means:

•	the sum of:

•	all cash of the partnership, the operating partnership and any subsidiaries thereof, treated as a single consolidated entity (together, the “partnership group”), on hand at the end of the quarter; and

•	all additional cash of the partnership group on hand on the date of determination of Available Cash with respect to the quarter resulting from borrowings subsequent to the end of the quarter;

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of the business of the partnership group, including reserves for future capital expenditures, subsequent to the quarter;

•	provide funds for distributions under Section 5.3(a), (b) and (c) or 5.4(a) of our partnership agreement in respect of any one or more of the next four quarters; or

•	comply with applicable law or any debt instrument or other agreement or obligation to which any member of the partnership group is a party or its assets are subject.

Provided, however, that Available Cash attributable to any Restricted Subsidiary of the partnership will be excluded to the extent dividends or distributions of Available Cash by the Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

“Consolidated Borrowing Base Amount” means an amount equal to the sum of:

•	70% of the face amount of Eligible Accounts Receivable of the partnership and its Restricted Subsidiaries; and

•
70% of the book value, calculated on a first-in, first-out basis, of the consolidated Inventory of the partnership and its Restricted Subsidiaries, in each case as determined in accordance with GAAP. To the extent that information is not available as to the amount of Eligible Accounts Receivable or Inventory as of a specific date, the partnership may utilize the most recent available information for purposes of calculating the Consolidated Borrowing Base Amount.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to the partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period, taken as single accounting, of:

•	Consolidated Net Income;

•	Consolidated Non-cash Charges;

•	Consolidated Interest Expense; and

•	Consolidated Income Tax Expense.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the partnership and its Restricted Subsidiaries, the ratio of:

•
the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Person for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Four Quarter Period”); to

•	the aggregate amount of Consolidated Fixed Charges of the Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

•
the incurrence or repayment of any indebtedness, other than revolving credit borrowings, of the partnership or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

•
any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the partnership or one of its Restricted Subsidiaries, including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

•
Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of Determination of the Consolidated Fixed Charge Coverage Ratio; and

•
Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit, which is equal to revenues minus cost of goods sold, of the acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the partnership and its Restricted Subsidiaries in the operation of the acquired business or asset during the period computed on the basis of personnel expenses for employees retained or to be retained by the partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the partnership and its Restricted Subsidiaries in the operation of the partnership’s business at similarly situated facilities.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:

•
interest on outstanding indebtedness, other than indebtedness referred to in the point below, determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on that date;

•
only actual interest payments associated with indebtedness incurred in accordance with the fifth and seventh clauses of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and

•
if interest on any indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period. “Consolidated Fixed Charges” means, with respect to the partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

•	the amounts for such period of Consolidated Interest Expense; and

•	the product of:

•
the aggregate amount of dividends and other distributions paid or accrued during the period in respect of preferred stock and redeemable capital stock of the partnership and its Restricted Subsidiaries on a consolidated basis; and

•	a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

“Consolidated Income Tax Expense” means, with respect to the partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

•	the interest expense of the partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

•	any amortization of debt discount;

•	the net cost under Interest Rate Agreements;

•	the interest portion of any deferred payment obligation;

•	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

•	all accrued interest for all instruments evidencing Indebtedness; and

•
the interest component of Capital Leases paid or accrued or scheduled to be paid or accrued by the partnership and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means the net income of the partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

•	net after-tax extraordinary gains or losses;

•	net after-tax gains or losses attributable to Asset Sales;

•
the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the partnership or any Restricted Subsidiary;

•	the net income or loss prior to the date of acquisition of any Person combined with the partnership or any Restricted Subsidiary in a pooling of interest;

•
the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; and

•	the cumulative effect of any changes in accounting principles.

“Consolidated Net Worth” means, with respect to the partnership and its Restricted Subsidiaries at any date, the consolidated stockholders’ equity or partners’ capital of the Person less the amount of the stockholders’ equity or partners’ capital attributable to redeemable capital stock of the partnership and its Restricted Subsidiaries, as determined in accordance with GAAP.

“Consolidated Non-Cash Charges” means, with respect to the partnership and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting from writedowns of non-current assets, in each case which reduces the Consolidated Net Income of the partnership and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designation Amount” means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed subsidiary as an Unrestricted Subsidiary, an amount equal to the sum of:

•	the net book value of all assets of the subsidiary at the time of the designation in the case of a Restricted Subsidiary; and

•	the cost of acquisition or formation in the case of a newly acquired or formed subsidiary.

“Indebtedness” means, as applied to any person, without duplication:

•
any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit, or reimbursement agreements in respect thereof, which the Person has, directly or indirectly, created, incurred or assumed;

•
any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any lien in respect of property owned by the person, whether or not the person has assumed or become liable for the payment of the indebtedness; provided that the amount of the indebtedness, if the person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time, as determined in good faith by the person of the property subject to the lien;

•
any indebtedness, whether or not for borrowed money, excluding trade payables and accrued expenses arising in the ordinary course of business, with respect to which the person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, of any property or service or business acquired by the person, whether by purchase, consolidation, merger or otherwise;

•	the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the person;

•	all Attributable Debt of the person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

•	any indebtedness of the character referred to in the first five points of this definition deemed to be extinguished under GAAP but for which the person remains legally liable;

•
any indebtedness of any other Person of the character referred to in the first six points of this definition with respect to which the person whose indebtedness is being determined has become liable by way of a guaranty;

•	all redeemable capital stock of the person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

•
any preferred stock of any subsidiary of the person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon; and

•	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in the first nine points above.

For purposes hereof, the “maximum fixed repurchase price” of any redeemable capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the redeemable capital stock as if it were purchased on any date on which indebtedness shall be required to be determined pursuant to the indenture and if the price is based upon, or measured by, the fair market value of the redeemable capital stock, the fair market value shall be determined in good faith by the board of directors of the issuer of the redeemable capital stock.
“Investment” means as applied to any person:

•	any direct or indirect purchase or other acquisition by the person of stock or other securities of any other Person; or

•
any direct or indirect loan, advance or capital contribution by the person to any other person and any other item which would be classified as an “investment” on a balance sheet of the person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by the person of property or assets to a joint venture, partnership or other business entity in which the person retains an interest, it being understood that a direct or indirect purchase or other acquisition by the person of assets of any other person, other than stock or other securities, shall not constitute an “Investment” for purposes of the indenture.

The amount classified as Investments made during any period shall be the aggregate cost to the partnership and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on the Investments or as loans from any person in whom the Investments have been made.

“Net Amount of Unrestricted Investment” means, without duplication, the sum of:

•
the aggregate amount of all Investments made after April 19, 1995 pursuant to the eighth clause of the definition of Permitted Investment, computed as provided in the last sentence of the definition of Investment; and

•
the aggregate of all Designation Amounts in connection with the designation of unrestricted subsidiaries, less all Designation Amounts in respect of unrestricted subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

“Net Proceeds” means, with respect to any asset sale or sale of capital stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that the deferred payment obligations are financed or sold with recourse to the partnership or any of its Restricted Subsidiaries, net of:

•
brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers;

•	provisions for all taxes payable as a result of the Asset Sale;

•	amounts required to be paid to any person, other than the partnership or any Restricted Subsidiary of the partnership, owning a beneficial interest in the assets subject to the Asset Sale;

•
appropriate amounts to be provided by the partnership or any Restricted Subsidiary of the partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the partnership or any Restricted Subsidiary of the partnership, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and

•	amounts required to be applied to the repayment of indebtedness secured by any lien on the asset or assets sold in the Asset Sale.

“Permitted Indebtedness” means any of the following:

•	Indebtedness of the Issuers evidenced by the Notes (other than Additional Notes);

•	Indebtedness of the Partnership and AmeriGas Eagle Finance Corp. evidenced by the 10% Notes;

•	Indebtedness outstanding on the 10 1/8% Notes Issue Date;

•
Indebtedness of the Operating Partnership evidenced by the First Mortgage Notes; provided that the aggregate principal amount (exclusive of any unamortized premium) of such Indebtedness outstanding at any time may not exceed $518 million;

•
Indebtedness of the Partnership or a Restricted Subsidiary incurred (A) for the making of expenditures for the improvement or repair of (to the extent such improvements or repairs may be capitalized on the books of such Person in accordance with GAAP) or additions to (including additions by way of acquisitions of businesses and related assets) the property and assets of the Partnership and its Restricted Subsidiaries (including, without limitation, Indebtedness incurred under the Acquisition Facility) or (B) by assumption in connection with additions (including additions by way of acquisition or capital contributions of businesses and related assets) to the property and assets of the Partnership and its Restricted Subsidiaries; provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $75 million;

•
Indebtedness of the Partnership or a Restricted Subsidiary incurred for any purpose permitted under the Revolving Loan Facility; provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed an amount equal to the greater of (i) $175 million and (ii) the Consolidated Borrowing Base Amount; and provided, further, that the outstanding balance of such Indebtedness shall not exceed 50% of such greater amount for 30 consecutive days during each fiscal year;

•
Indebtedness of the Partnership owing to the General Partner or an Affiliate of the General Partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $50 million;

•
Indebtedness of the Partnership or a Restricted Subsidiary for the purpose of the payment of certain liabilities of Petrolane; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

•	Indebtedness owed by the Partnership or any Restricted Subsidiary to any Wholly-Owned Restricted Subsidiary;

•	Indebtedness under Interest Rate Agreements;

•	Permitted Refinancing Indebtedness;

•
the incurrence by the Partnership or a Restricted Subsidiary of Indebtedness owing directly to its insurance carriers (without duplication) in connection with the Partnership’s, its Subsidiaries’ or its Affiliates’ self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements (and guarantees of the foregoing) secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by such reinsurance agreements, indemnification agreements, guarantees and letters of credit shall be included (without duplication) in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.8 hereof;

•
Indebtedness of the Partnership and its Restricted Subsidiaries in respect of Capital Leases; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $10 million;

•
Indebtedness of the Partnership and its Restricted Subsidiaries represented by letters of credit supporting (i) obligations under workmen’s compensation laws, (ii) obligations to suppliers of propane; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $15 million and (iii) the repayment of Permitted Indebtedness; or

•
surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Partnership or any of its Subsidiaries or in connection with judgments that do not result in a Default or Event of Default.

“Permitted Investments” means any of the following:

•	First, Investments made or owned by the partnership or any Restricted Subsidiary in:

(A)    marketable obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

(B)    marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either Standard & Poor’s Ratings Group and its successors or Moody’s Investors Service, Inc. and its successors;

(C)    commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody’s;

(D)    certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada;

•
the commercial paper or other short term unsecured debt obligations of which are as at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P or “Prime-2” or better (or comparably if the rating system is changed) by Moody’s; or

•	the long-term debt obligations of which are, as at such date, rated either “A” or better (or comparably if the rating system is changed) by either S&P or Moody’s (“Permitted Banks”);

(E)    eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(F)    bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks; and

(G)    obligations of the type described in clauses (A) through (E) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

•
Second, the acquisition by the partnership or any Restricted Subsidiary of capital stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a person located in the United States or Canada and engaged in substantially the same business as the partnership such that, upon the completion of such transaction or series of transactions, the person becomes a Restricted Subsidiary;

•
Third, subject to the eighth clause below, the making or ownership by the partnership or any Restricted Subsidiary of Investments (in addition to Investments permitted by the first, second, fourth, fifth, sixth and seventh clauses of this definition) in any person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state thereof which is engaged in the United States or Canada in substantially the same business as the partnership; provided that the aggregate amount of all such Investments made by the partnership and its Restricted Subsidiaries following April 19, 1995 and outstanding pursuant to this third clause and the eighth clause below shall not at any date of determination exceed 10% of Total Assets (the “Investment Limit”); provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the partnership and its Restricted Subsidiaries may invest up to $25 million (the “Annual Limit”) pursuant to the provisions of this clause, but the unused amount of the Annual Limit shall not be carried over to any future years;

•	Fourth, the making or ownership by the partnership or any Restricted Subsidiary of Investments:

•	arising out of loans and advances to employees incurred in the ordinary course of business;

•	arising out of extensions of trade credit or advances to third parties in the ordinary course of business; and

•	acquired by reason of the exercise of customary creditors’ rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

•
Fifth, the creation or incurrence of liability by the partnership or any Restricted Subsidiary, with respect to any guaranty constituting an obligation, warranty or indemnity, not guaranteeing indebtedness of any person, which is undertaken or made in the ordinary course of business;

•	Sixth, the creation or incurrence of liability by the partnership or any Restricted Subsidiary with respect to any interest rate agreements;

•	Seventh, the making by any Restricted Subsidiary of Investments in the partnership or another Restricted Subsidiary;

•
Eighth, the making or ownership by the partnership or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $5 million (and subject to the limitations specified in the third clause above); and

•	Ninth, the making or ownership by the partnership or any Restricted Subsidiary of Investments in the operating partnership.

“Permitted Liens” means any of the following:

•
First, liens for taxes, assessments or other governmental charges, the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

•
Second, liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case:

•	not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or

•	incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

•	Third, liens, other than any lien imposed by the Employee Retirement Income Security Act of 1974, as may be amended from time to time, incurred or deposits made in the ordinary course of business:

•	in connection with workers’ compensation, unemployment insurance and other types of social security; or

•
to secure or to obtain letters of credit that secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

•	Fourth, other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

•
Fifth, liens securing reimbursement obligations under letters of credit, provided in each case that such liens cover only the title documents and related goods and any proceeds thereof covered by the related letter of credit;

•
Sixth, any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

•
Seventh, leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either are granted, entered into or created in the ordinary course of the business of the partnership or any Restricted Subsidiary or do not materially impair the value or intended use of the property covered thereby;

•	Eighth, liens on property or assets of any Restricted Subsidiary securing indebtedness of the Restricted Subsidiary owing to the partnership or a wholly owned Restricted Subsidiary;

•	Ninth, liens on assets of the partnership or any Restricted Subsidiary existing on April 19, 1995;

•	Tenth, liens securing indebtedness evidenced by the first mortgage notes or any extension, renewal, refunding or refinancing of any such Indebtedness;

•	Eleventh, liens securing indebtedness incurred under the acquisition facility or any extension, renewal, refunding or refinancing of any such Indebtedness;

•	Twelfth, liens securing indebtedness incurred under the revolving loan facility or any extension, renewal, refunding or refinancing of any such Indebtedness;

•	Thirteenth, liens, other than the liens referred to in the eleventh and twelfth clauses above, securing Indebtedness incurred in accordance with:

•	The fifth clause of the definition of Permitted Indebtedness;

•	the sixth and eighth clauses of the definition of Permitted Indebtedness; or

•	Indebtedness otherwise permitted to be incurred under the “Limitation on Additional Indebtedness” covenant to the extent incurred:

•
to finance the making of expenditures for the improvement or repair (to the extent the improvements and repairs may be capitalized on the books of the partnership and the Restricted Subsidiaries in accordance with GAAP) of, or additions including additions by way of acquisitions of businesses and related assets to, the assets and property of the partnership and its Restricted Subsidiaries; or

•
by assumption in connection with additions including additions by way of acquisition or capital contributions of businesses and related assets to the property and assets of the partnership and its Restricted Subsidiaries; provided that, in the case of Indebtedness incurred in accordance with the first and second sub-points of the thirteenth clause above, the principal amount of the indebtedness does not exceed the lesser of the cost to the partnership and its Restricted Subsidiaries of the additional property or assets and the fair market value of the additional property or assets at the time of the acquisition thereof, as determined in good faith by the general partner;

•
Fourteenth, liens existing on any property of any person at the time it becomes a subsidiary of the partnership, or existing at the time of acquisition upon any property acquired by the partnership or any subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the partnership or the subsidiary, or created to secure indebtedness incurred to pay all or any part of the purchase price (a “Purchase Money Lien”) of property including, without limitation, capital stock and other securities acquired by the partnership or a Restricted Subsidiary; provided that:

•
the lien shall be confined solely to the item or items of property and, if required by the terms of the instrument originally creating the lien, other property which is an improvement to or is acquired for use specifically in connection with the acquired property;

•	in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by the Purchase Money Lien shall at no time exceed an amount equal to the lesser of:

•	the cost to the partnership and the Restricted Subsidiaries of the property; and

•	the fair market value of the property at the time of the acquisition thereof as determined in good faith by the general partner;

•	the Purchase Money Lien shall be created not later than 30 days after the acquisition of the property; and

•
the lien, other than a Purchase Money Lien, shall not have been created or assumed in contemplation of the person’s becoming a subsidiary of the partnership or the acquisition of property by the partnership or any subsidiary;

•
Fifteenth, easements, exceptions or reservations in any property of the partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the partnership or any Restricted Subsidiary;

•	Sixteenth, liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the first mortgage notes and the bank credit facilities; and

•
Seventeenth, any lien renewing or extending any lien permitted by the ninth through the fourteenth clauses above; provided that, the principal amount of the indebtedness secured by any such lien shall not exceed the principal amount of the indebtedness outstanding immediately prior to the renewal or extension of the lien, and no assets encumbered by the lien other than the assets encumbered immediately prior to the renewal or extension shall be encumbered thereby.

“Permitted Refinancing Indebtedness” means indebtedness incurred by the partnership or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the partnership or any Restricted Subsidiary or any other indebtedness incurred by the partnership or any Restricted Subsidiary pursuant to the “Limitation on Additional Indebtedness” covenant, to the extent:

•
the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the indebtedness so repaid, refunded, renewed, replaced, extended or refinanced except that, in the case of the 8 7/8% notes, the Permitted Refinancing Indebtedness may include the redemption premiums set forth above under “Optional Redemption,” in the case of the 10 1/8% Senior Notes, the Permitted Refinancing Indebtedness may include the redemption premiums provided in the indenture governing the 10 1/8% Senior Notes and, in the case of the first mortgage notes, the Permitted Refinancing Indebtedness may include the amount of any unamortized premium;

•
with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the notes than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

•
with respect to the repayment, refunding, renewal, replacement, extension or refinancing our indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and stated maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance indebtedness of the partnership.

“Restricted Subsidiary” means a subsidiary of the partnership, which, as of the date of determination, is not an Unrestricted Subsidiary of the partnership.

“Total Assets” means, as of any date of determination, the consolidated total assets of the partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the partnership and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

“Unrestricted Subsidiary” means any subsidiary of the partnership or a Restricted Subsidiary that is designated as such by the General Partner; provided that no portion of the Indebtedness or any other obligation contingent or otherwise of such Subsidiary:

•	is guaranteed by the partnership or any Restricted Subsidiary;

•	is recourse to or obligates the partnership or any Restricted Subsidiary in any way; or

•	subjects any property or assets of the partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

Notwithstanding the foregoing, the partnership or a Restricted Subsidiary may Guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to indebtedness of an Unrestricted Subsidiary, but only to the extent that the partnership or a Restricted Subsidiary would be permitted to:

•	make an Investment in the Unrestricted Subsidiary pursuant to the eighth clause of the definition of Permitted Investments; and

•
incur the indebtedness represented by the guaranty or agreement pursuant to the first paragraph of the covenant captioned “Limitation on Additional Indebtedness.” The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to the designation there exists no Event of Default or event which after notice or lapse or time or both would become an Event of Default, and if the Unrestricted Subsidiary has, as of the date of the designation, outstanding Indebtedness other than Permitted Indebtedness, the partnership could incur at least $1.00 of Indebtedness other than Permitted Indebtedness.

Notwithstanding the foregoing, no subsidiary may be designated an Unrestricted Subsidiary if the subsidiary, directly or indirectly, holds capital stock of a Restricted Subsidiary. Neither the operating partnership nor AP Eagle Finance Corp. may be designated an Unrestricted Subsidiary.

“Weighted Average Life to Stated Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

•	The sum of the products obtained by multiplying:

•	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

•	the number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment, by

•	the then outstanding principal amount of the Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

“Wholly Owned Restricted Subsidiary” means the operating partnership or any Subsidiary of the partnership of which 100% of the outstanding Capital Stock is owned by the partnership or by one or more Wholly Owned Restricted Subsidiaries of the partnership. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

FORM OF REGISTERED NOTES

The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, the DTC, and registered in the name of Cede & Co., as the DTC’s nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by the DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

•	the DTC notifies us that it is unwilling or unable to continue as depositary or we determine that the DTC is unable to continue as depositary and we fail to appoint a successor depositary;

•	we provide for the exchange pursuant to the terms of the indenture; or

•	we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

As of the date of this prospectus, no certificated 8 7/8% senior notes are issued and outstanding.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating thereto. This summary is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•
tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of your old notes for registered notes in the exchange offer will not constitute a taxable exchange for federal income tax purposes. Accordingly, the exchange offer will have no federal income tax consequences to you. Your tax basis and holding period in the registered notes should be the same as your old notes.

This information is provided for your information only and not as tax advice for you or any other noteholder. Each noteholder should consult its own tax adviser as to the particular tax consequences that would bear on its exchange of old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes in an exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of registered notes they received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. Pursuant to the registration rights agreement, we have agreed that, for a period of 180 days from the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of registered notes by broker dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received in the exchange offer and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Pursuant to the registration rights agreement, for a period of 180 days from the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal for the Series C notes. In addition, we have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the Series C notes only, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the Series C notes only, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. With respect to the Series A notes, we are not required to honor requests for copies of this prospectus and any amendment or supplement thereto by any broker-dealer that requests such documents in the letter of transmittal for the Series A notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Commission. You can inspect and/or copy these reports and other information at locations maintained by the Commission, including:

•	The principal offices of the Commission located at Judiciary Plaza, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549; and

•	The Commission’s website at http://www.sec.gov.

Copies of such material can be obtained by mail at prescribed rates from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference into this prospectus the information that we file with the Commission. This means that we can disclose to you important information contained in other documents filed with the Commission by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the Commission will automatically update and may supersede information in this prospectus or information previously filed with the Commission. We incorporate by reference the documents listed below:

•	The annual reports on Form 10-K filed by AmeriGas Partners, L.P., AP Eagle Finance Corp., AmeriGas Finance Corp. and AmeriGas Eagle Finance Corp. for the year ended September 30, 2002.

We also incorporate by reference all documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and until the termination of this exchange offer.

If information in any document incorporated by reference conflicts with information in this prospectus, you should rely on the most recent information. If information in any document incorporated by reference conflicts with information in another incorporated document, you should rely on the most recent document incorporated by reference.

Upon the written or oral request of each person to whom a copy of this prospectus has been delivered, we will provide free of charge a copy of the documents incorporated by reference (other than exhibits to such documents, unless the exhibit is specifically incorporated by reference to such documents).

Please direct requests to:

AmeriGas Propane, Inc.
Attention: Robert W. Krick, Treasurer
P.O. Box 965
Valley Forge, Pennsylvania 19482
Telephone: (610) 337-7000

LEGAL MATTERS

The validity of the registered notes will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements and financial statement schedules of AmeriGas Partners, L.P. and the financial statements of AP Eagle Finance Corp., as of and for the year ended September 30, 2002, incorporated in this prospectus by reference to the Annual Reports on Form 10-K of AmeriGas Partners, L.P. and AP Eagle Finance Corp. for the year ended September 30, 2002, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

The audited consolidated financial statements and schedules for our two fiscal years ended September 30, 2001 and schedules incorporated by reference in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. Copies of such reports are incorporated by reference herein, but Arthur Andersen LLP has not reissued their reports or consented to the incorporation of such reports in this prospectus.

PART II

ITEM 20.    Indemnification of Directors and Officers

AmeriGas Partners, L.P.

The partnership agreement of AmeriGas Partners, L.P. provides that we will indemnify and hold harmless our general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or any such affiliate, and any person who is or was serving at the request of the general partner, any departing partner or any such affiliate as an officer, director, employee, partner, agent, fiduciary or trustee of another person, to the fullest extent permitted by law but subject to the limitations expressly provided for in the partnership agreement, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any of the above persons may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as any of the foregoing; provided, however, that in each case such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of AmeriGas Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Any indemnification under these provisions will be made only out of our available assets, and our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification.

The indemnification so provided shall be in addition to any other rights to which any of the aforementioned persons may be entitled under any agreement, pursuant to a vote of the holders of outstanding units, as a matter of law or otherwise, and shall continue for such persons who have ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such persons.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by any of the aforementioned persons who is so indemnified in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by us prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by us of any undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified.

We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against any liability that may be asserted against or expense that may be incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons against such liability under the provisions of the partnership agreement described above.

AP Eagle Finance Corp.

Section 145 of Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

The Certificate of Incorporation of AP Eagle Finance Corp. (“AP Eagle”) currently provides that each Director shall not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws Provisions on Indemnity.

Article 7 of the Bylaws of AP Eagle sets forth the extent to which the directors and officers of AP Eagle may be indemnified by AP Eagle against liabilities which they may incur while serving in such capacity. Article 7 generally provides that AP Eagle shall indemnify the directors and officers of AP Eagle who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AP Eagle or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law was met and, provided further, that such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred in the case of an action or suit by or in the right of AP Eagle to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the Bylaws, the indemnification of the directors and officers of AP Eagle provided for therein is in all other respects substantially similar to that provided for in Section 145 of the Delaware General Corporation Law. Any such indemnification shall continue as to a person who has ceased to be a director or officer of AP Eagle and shall inure to the benefit of the heirs, executors, and administrators of such person.

The above discussion of the Bylaws of AP Eagle and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    Exhibits

(a)    Exhibits

Exhibit Number	Description of Exhibits
3.1
Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of September 30, 2000 (incorporated by referenced to Exhibit 1 to AmeriGas Partners, L.P.’s Current Report on Form 8-K dated October 13, 2000)

3.2
Certificate of Incorporation of AP Eagle Finance Corp. (incorporated by reference to Exhibit 3.3 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3 filed on November 8, 2001)

3.3	By-laws of AP Eagle Finance Corp. (incorporated by reference to Exhibit 3.5 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3 filed on November 8, 2001)
4.1
Indenture dated August 21, 2001 among AmeriGas Partners, A.P., AP Eagle Finance Corp. and First Union National Bank, as trustee, with respect to the 8 7/8% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-4, filed on November 8, 2001)

4.2
Form of 8 7/8% Series B Senior Note due 2011 (incorporated by reference to Exhibit 4.2 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3, filed on March 7, 2002)

4.3
First Supplemental Indenture among AmeriGas Partners, L.P., AP Eagle Finance Corp. and Wachovia Bank, National Association, as trustee, with respect to the 8 7/8% Series B Senior Notes due 2011 (incorporated by reference to Exhibit 4.3 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3, filed on March 7, 2002)

4.4	Second Supplemental Indenture among AmeriGas Partners, L.P., AP Eagle Finance Corp. and Wachovia Bank, National Association, as trustee, with respect to the 8 7/8% Series B Senior Notes due 2011
4.5	Registration Rights Agreement dated as of December 3, 2002 among AmeriGas Partners, L.P., AP Eagle Finance Corp., Credit Suisse First Boston Corporation and Salomon Smith Barney Inc.
5.1	Legal Opinion of Morgan, Lewis & Bockius LLP
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages)
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act or 1939, as amended, of Wachovia Bank, National Association (successor to First Union National Bank), as trustee
99.1	Form of Letter of Transmittal for Series C Notes
99.2	Form of Letter of Transmittal for Series A Notes
99.3	Form of Notice for Guaranteed Delivery for Series C Notes
99.4	Form of Notice for Guaranteed Delivery for Series A Notes

ITEM 22.    Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on January 28, 2003.

AMERIGAS PARTNERS, L.P., a Delaware limited partnership By: AMERIGAS PROPANE, INC., a Pennsylvania corporation, its general partner

By:	/s/ ROBERT H. KNAUSS
Robert H. Knauss, its Vice President-Law

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Martha B. Lindsay, Robert H. Knauss and Eugene V. N. Bissell, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ LON R. GREENBERG Lon R. Greenberg	Chairman of the Board and Director	January 29, 2003

/s/ EUGENE V.N. BISSELL Eugene V.N. Bissell	President and Chief Executive Officer (Principal Executive Officer) and Director	January 29, 2003

/s/ MARTHA B. LINDSAY Martha B. Lindsay	Vice President-Finance and Chief Financial Officer (Principal Financial Officer)	January 28, 2003

/s/ RICHARD R. EYNON Richard R. Eynon	Controller and Chief Accounting Officer (Principal Accounting Officer)	January 30, 2003

/s/ THOMAS F. DONOVAN Thomas F. Donovan	Director	January 26, 2003

/s/ RICHARD C. GOZON Richard C. Gozon	Director	January 27, 2003

/s/ WILLIAM J. MARRAZZO William J. Marrazzo	Director	January 25, 2003

/s/ JAMES W. STRATTON James W. Stratton	Director	January 28, 2003

/s/ ROGER B. VINCENT Roger B. Vincent	Director	January 27, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on January 28, 2003.

AP EAGLE FINANCE CORP.

By:	/s/ ROBERT H. KNAUSS
Robert H. Knauss, its Vice President-Law

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Martha B. Lindsay, Robert H. Knauss and Eugene V. N. Bissell, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ EUGENE V.N. BISSELL Eugene V.N. Bissell	President (Principal Executive Officer) and Director	January 29, 2003

/s/ MARTHA B. LINDSAY Martha B. Lindsay	Vice President-Finance and Chief Financial Officer (Principal Financial Officer) and Director	January 28, 2003

/s/ RICHARD R. EYNON Richard R. Eynon	Controller and Chief Accounting Officer (Principal Accounting Officer)	January 30, 2003

/s/ BRENDAN P. BOVAIRD Brendan P. Bovaird	Director	January 28, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

3.1
Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of September 30, 2000 (incorporated by referenced to Exhibit 1 to AmeriGas Partners, L.P.’s Current Report on Form 8-K dated October 13, 2000)

3.2
Certificate of Incorporation of AP Eagle Finance Corp. (incorporated by reference to Exhibit 3.3 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3 filed on November 8, 2001)

3.3	By-laws of AP Eagle Finance Corp. (incorporated by reference to Exhibit 3.5 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3 filed on November 8, 2001)

4.1
Indenture dated August 21, 2001 among AmeriGas Partners, A.P., AP Eagle Finance Corp. and First Union National Bank, as trustee, with respect to the 8 7/8% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-4, filed on November 8, 2001)

4.2
Form of 8 7/8% Series B Senior Note due 2011 (incorporated by reference to Exhibit 4.2 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3, filed on March 7, 2002)

4.3
First Supplemental Indenture among AmeriGas Partners, L.P., AP Eagle Finance Corp. and Wachovia Bank, National Association, as trustee, with respect to the 8 7/8% Series B Senior Notes due 2011 (incorporated by reference to Exhibit 4.3 to AmeriGas Partners, L.P and AP Eagle Finance Corp.’s Registration Statement on Form S-3, filed on March 7, 2002)

4.4	Second Supplemental Indenture among AmeriGas Partners, L.P., AP Eagle Finance Corp. and Wachovia Bank, National Association, as trustee, with respect to the 8 7/8% Series B Senior Notes due 2011

4.5	Registration Rights Agreement dated as of December 3, 2002 among AmeriGas Partners, L.P., AP Eagle Finance Corp., Credit Suisse First Boston Corporation and Salomon Smith Barney Inc.

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act or 1939, as amended, of Wachovia Bank, National Association (successor to First Union National Bank), as trustee

99.1	Form of Letter of Transmittal for Series C Notes

99.2	Form of Letter of Transmittal for Series A Notes

99.3	Form of Notice for Guaranteed Delivery for Series C Notes

99.4	Form of Notice for Guaranteed Delivery for Series A Notes